Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

PACIFIC FOODS OF OREGON, INC.,

THE SHAREHOLDERS OF
PACIFIC FOODS OF OREGON, INC.,

PFO SHAREHOLDERS CORP.,

CHARLES W. EGGERT,
as Shareholder Representative

and

CAMPBELL INVESTMENT COMPANY

dated as of

July 6, 2017

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LIST OF EXHIBITS

Exhibit A	R&W Insurance Policy
Exhibit B	Form of Supply Agreement (dairy)
Exhibit C	Form of Supply Agreement (meat)
Exhibit D	Form of Lease Amendment (No. 1)
Exhibit E	Form of Lease Amendment (No. 3)

LIST OF DISCLOSURE SCHEDULES

Schedule 4.02	Capitalization
Schedule 4.03	Subsidiaries
Schedule 4.04	Consents
Schedule 4.05(a)	Financial Statements

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Page

Schedule 4.06	Undisclosed Liabilities
Schedule 4.07	Absence of Changes
Schedule 4.08(a)	Material Contracts
Schedule 4.08(b)	Material Contracts; Defaults, Breaches, and Notices
Schedule 4.09(a)	Owned Real Property
Schedule 4.09(b)	Permitted Encumbrances
Schedule 4.09(c)	Title to Assets; Real Property
Schedule 4.09(f)	Affiliated Leases and Subleases
Schedule 4.10	Intellectual Property
Schedule 4.12	Insurance
Schedule 4.13	Customers and Suppliers
Schedule 4.15	Food Laws and Regulations
Schedule 4.16	Legal Proceedings; Governmental Orders
Schedule 4.17	Compliance with Laws
Schedule 4.18	Environmental Laws
Schedule 4.19	Employee Benefit Matters
Schedule 4.20	Employment Matters
Schedule 4.21	Taxes
Schedule 4.24	Transactions with Related Persons
Schedule 4.26	Accounts
Schedule 6.01	Conduct of Business Prior to the Closing
Schedule 6.07	Director and Officer Indemnification and Insurance

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of July 6, 2017, for the purchase and sale of all of the outstanding shares of Pacific Foods of Oregon, Inc., an Oregon corporation (the “Company”), is entered into by and among the Company, the shareholders of the Company set forth on Schedule 2.01 (each a “Shareholder” and collectively, the “Shareholders”), PFO Shareholders Corp., an Oregon corporation and Affiliate of the Company (the “Seller”), Campbell Investment Company, a Delaware corporation (“Buyer”), and Charles W. Eggert, an individual in his capacity as the Shareholder Representative.

RECITALS

WHEREAS, Shareholders own all of the issued and outstanding shares of common stock, no par value, consisting of Type A common stock and Type B common stock (collectively, the “Shares”), of the Company;

WHEREAS, Seller, Company and Shareholders will engage in a reorganization under Code Section 368(a)(1)(F) of Code and conversion under Oregon law (collectively, the "Restructuring"), pursuant to which (i) the Company will become a wholly owned subsidiary of Seller, (ii) Company will convert to an Oregon limited liability company (the “LLC”), (iii) Company will become a disregarded entity for Federal Income Tax purposes, and (iv) the Shareholders will own all of the issued and outstanding shares of stock of the Seller;

WHEREAS, after the Restructuring, the Seller wishes, and each Shareholder authorizes Seller, to sell to Buyer, and Buyer wishes to purchase from Seller, all of the outstanding equity interests in the Company (the “LLC Interests”) subject to the terms and conditions set forth herein;

WHEREAS, Seller and each Shareholder desires to irrevocably appoint Charles W. Eggert (the “Shareholder Representative”) as his, her or its representative and proxy to act on behalf of such Seller or Shareholder in connection with certain matters under this Agreement; and

WHEREAS, Campbell Soup Company, a New Jersey corporation and parent of Buyer, has agreed to guarantee the obligations of Buyer under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Advancements” has the meaning set forth in Section 9.03(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Leases” has the meaning set forth in Section 4.09(f).

“Affiliated Subleases” has the meaning set forth in Section 4.09(f).

“Agreement” has the meaning set forth in the preamble.

“Arbitrator” has the meaning set forth in Section 2.05(c).

“Audited Financial Statements” has the meaning set forth in Section 4.05(a).

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business” means the marketing, sale, distribution, or production in or for import into the United States or Canada of wet soup, wet broth, non-dairy beverages, wet gravies, or any other products of the kind sold by the Company in the United States or Canada, including products that are listed on the Company’s product development list maintained by its marketing department, as of the date of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Cash” means cash and cash equivalents on hand or in the bank accounts of the Company (reduced by outstanding checks and drafts and cash overdrafts, and increased by deposits in transit) (calculated in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CIM” means the Company’s Confidential Information Memorandum received by Buyer.

“Closing” has the meaning set forth in Section 2.04.

“Closing Cash” means the aggregate amount of Cash of the Company outstanding as of the Closing Date, determined immediately prior to giving effect to the Closing.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company outstanding as of the Closing Date, determined immediately prior to giving effect to the Closing.

“Closing Payment” has the meaning set forth in Section 2.02.

“Closing Working Capital” means (a) the current amounts applicable to those line items shown on the Balance Sheet (excluding Cash) constituting current assets of the Company, less (b) the current amounts applicable to those line items shown on the Balance Sheet constituting current liabilities of the Company (expressly excluding Indebtedness), in each case as of the close of business on the Closing Date. Closing Working Capital shall exclude (i) deferred Tax items; (ii) any liabilities for accruals or reserves established under GAAP that require the accrual for contingent or uncertain tax positions; and (iii) Indebtedness. For the avoidance of doubt, Closing Working Capital shall be calculated in accordance with the illustration set forth on Schedule 1.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 4.02(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 4.10(b).

“Competing Business” means any business or Person engaged in any part of the Business other than Buyer and its Subsidiaries; provided, however, for the avoidance of any doubt, Competing Business does not include and specifically excludes (a) any business primarily involved in the formulation, manufacture, sale, or development of (i) food ingredients or additives other than bullion; and (ii) dairy, beef, swine and poultry food products sold by any Affiliates of Company as of the date of this Agreement, and (b) Emily’s Table for products supplied to food bank programs and woman, infant and children (WIC) nutritional programs, not conducted for any primary commercial or profit making purpose.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 16, 2017, and supplemented May 30, 2017, between Campbell Soup Company and the Company.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information.

“Data Room” means the electronic documentation site established by Merrill Communications, LLC on behalf of the Company, Seller and the Shareholders, to which Buyer and its counsel had access as of the date hereof. References to “made available” shall mean that such documents or information referenced shall have been contained in the Data Room no later than one (1) Business Day prior to the date hereof.

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and Buyer, as applicable, concurrently with the execution and delivery of this Agreement, as supplemented by the Schedule Supplements.

“Disputed Items” has the meaning set forth in Section 2.05(c).

“Dollars” or “$” means the lawful currency of the United States of America.

“Drop Dead Date” means the date that is 300 days after the day that the initial filings of Buyer and Seller pursuant to the HSR Act, if any, have been made; provided, that the Drop Dead Date may be extended for up to two additional 30 day periods (not to exceed an aggregate of 60 days) by either party by written notice to the other party for each separate 30 day extension, as applicable, if the transactions contemplated by this Agreement have not been consummated solely because the applicable HSR Act waiting periods and any extensions thereof have not expired or been terminated.

“Employees” mean those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal, covenant, servitude, restriction (whether on voting, sale, transfer, disposition or otherwise), or other similar encumbrance.

“Enterprise Value” has the meaning set forth in Section 2.02.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding, or notice (written or oral) by any Person alleging potential liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; (b) the transport or disposal of any Hazardous Materials; or (c) any circumstance forming the basis of any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written or oral directive, notice of violation or infraction, request for information, or notice respecting any Environmental Claim relating to (a) the presence, Release of, or exposure to, any Hazardous Materials; (b) the transport or disposal of any Hazardous Materials; or (c) any circumstance forming the basis of actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.03(a)(ii).

“Escrow Agent” means U.S. BANK NATIONAL ASSOCIATION.

“Escrow Agreement” means the Escrow Agreement among Buyer, the Shareholder Representative, and the Escrow Agent, substantially based on the Escrow Agent’s standard form with such changes as reasonably agreed to by the parties, to be executed and delivered at the Closing.

“Escrow Amount” means the sum of $3,000,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Estimated Cash” means the Company’s reasonable good faith estimate of the Closing Cash.

“Estimated Closing Indebtedness” means the Company’s reasonable good faith estimate of the Closing Indebtedness as set forth in the Payment Instructions.

“Estimated Transaction Expenses” means the Company’s reasonable good faith estimate of the Transaction Expenses as set forth in the Payment Instructions.

“Estimated Working Capital” has the meaning set forth in Section 2.05(a).

“Family” shall mean with respect to an individual, (a) the individual’s spouse and any former spouses, (b) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (c) any other individual who resides with such individual.

“FDA” has the meaning set forth in Section 4.15.

“Final Statement” has the meaning set forth in Section 2.05(b).

“Final Closing Cash” has the meaning set forth in Section 2.05(c).

“Final Closing Indebtedness” has the meaning set forth in Section 2.05(c).

“Final Transaction Expenses” has the meaning set forth in Section 2.05(c).

“Final Working Capital” has the meaning set forth in Section 2.05(c).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“FTC” has the meaning set forth in Section 4.15.

“Fundamental Representations” means the representations set forth in Sections 3.01 (Authority of Seller), 3.03 (LLC Interests), 3.04 (Brokers’ Fees), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization), 4.18 (Environmental Matters), 4.19 (Employee Benefit Matters), 4.20 (Employment Matters), 4.21 (Taxes), and 4.23 (Brokers’ Fees).

“GAAP” has the meaning set forth in Section 4.05(b).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or that is otherwise regulated by any Environmental

Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication, (i) all obligations for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures or notes; (iii) any capitalized lease obligations, except as expressly set forth herein regarding Closing Indebtedness, and any sale-leaseback obligations; and (iv) any accrued interest, premiums, fees, expenses, penalties or other obligations related to any of the foregoing, in each case, whether current or funded, secured or unsecured. For the avoidance of doubt, for all purposes under this Agreement, Indebtedness shall include those items listed on Schedule 1.01(c).1

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 4.11.

“Intellectual Property” has the meaning set forth in Section 4.10(a)

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Knowledge of the Seller or the Seller’s Knowledge” or any other similar knowledge qualification, means (a) the actual conscious knowledge of Charles W. Eggert, Jonathan Gehrs, Tammy Hess, Greg Thorsgard, Joe McCarthy, Terri Weaver and/or Kathy Murray, and (b) the actual or constructive knowledge Charles W. Eggert, Jonathan Gehrs, Tammy Hess, Greg Thorsgard, Joe McCarthy, Terri Weaver and/or Kathy Murray would have after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, administrative pronouncement, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 4.09(c).

“Licensed Company Intellectual Property” has the meaning set forth in Section 4.10(b).

“LLC” has the meaning set forth in the recitals.

“Losses” means all losses, damages, liabilities, costs, expenses, interest, penalties and claims, including reasonable attorneys’ fees, reasonable accounting and auditors’ fees, and expenses of investigation and defense; provided, however, that “Losses” shall not include and specifically excludes any punitive or exemplary damages (except to the extent required to be paid to an unrelated third-party pursuant to a Third Party Claim).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include and specifically excludes any event, occurrence, fact, condition or change, directly or indirectly, to the extent arising out of or attributable to: (i) any general economic or political conditions; (ii) any conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, terrorism, social unrest, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, including in the CIM or any presentations of Company management (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses. In addition, the parties agree that the terms “material,” “materially,” “materiality,” and “material adverse effect” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings without regard to the meaning ascribed to the defined term Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“New Leases” has the meaning set forth in Section 7.02(m).

“Notice of Disagreement” has the meaning set forth in Section 2.05(c).

“ordinary course of business” means business conduct within normal commercial customs and practices as part of doing regular business and that is usual or customary in the industry and consistent with the party’s past practices or otherwise in support of the Company's brand and franchise.

“Owned Company Intellectual Property” has the meaning set forth in Section 4.10(b).

"Parent Guaranty" means the Guaranty to be provided by Campbell Soup Company guaranteeing the obligations hereunder by Campbell Investment Company.

“Permits” means all permits, licenses, franchises, approvals, authorizations, certifications, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Statement” has the meaning set forth in Section 2.05(a).

“Pro Rata Share” means the percentage set forth next to each Shareholder’s name on Schedule 2.01.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(b).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered Owned Company Intellectual Property” has the meaning set forth in Section 4.10(b).

“Related Person” shall mean (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 20% of the outstanding voting power or equity securities or other equity interests representing at least 20% of the outstanding equity interests (a “Material Interest”) in such Person and (v) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (b) with respect to any Person that is an individual (i) each other member of such individual’s Family, (ii) any Affiliate of such Person or one or more members of such Person’s Family, (iii) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (iv) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, discarding, injecting, escaping, leaching, dumping,

abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” means, (i) with respect to each of Charles W. Eggert and Jonathan Gehrs, the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, and (ii) with respect to each other Shareholder, the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

“Restructuring” has the meaning set forth in the recitals.

“Retained Employees” mean those Persons employed by the Company immediately prior to the date hereof, who shall be terminated prior to the Closing and rehired by an affiliate of Charles W. Eggert, and as specifically identified on Section 4.20(e) of the Disclosure Schedules.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer to be issued by Ambridge Partners LLC to Buyer on terms and conditions set forth on Exhibit A.

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Seller” has the meaning set forth in the preamble.

“Shareholder Agreement” has the meaning set forth in Section 3.03.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.14(b).

“Subleases” has the meaning set forth in Section 4.09(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Supply Agreements” has the meaning set forth in Section 7.02(k).

“Target Working Capital” means $30,000,000.00.

“Tax Claim” has the meaning set forth in Section 6.14(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including FinCEN Form 114.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Top Customer” has the meaning set forth in Section 4.13(a).

“Top Supplier” has the meaning set forth in Section 4.13(b).

“Trade Secrets” means all non-public know-how, including without limitation recipes and food processing and packaging methodologies, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, sales methods, technology and product roadmaps and other proprietary or confidential information, and “Trade Secrets of the Company” means Trade Secrets documented by the Company and relating to the Company's Business including products that are being sold, or offered for sale, by the Company, or that are listed on Company's product development list maintained by its marketing department, at any time prior to Closing.

“Transaction Documents” means all agreements, other than this Agreement, entered into in connection with the consummation of the transactions contemplated by this Agreement, including the Supply Agreements, the New Leases, the Escrow Agreement, and the agreements and other documents relating to the Restructuring.

“Transaction Expenses” means (a) all unpaid fees and expenses of counsel, financial advisers, investment bankers, brokers, finders, accountants and consultants to the Seller, the Shareholders, the Company or any of their respective Affiliates incurred at or prior to the Closing in connection with the transactions contemplated by this Agreement, (b) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to Employees, Retained Employees or other service providers of the Company, including without limitation the applicable portion of any employment taxes levied on the Company, or (c) any liability under deferred compensation plans, phantom stock plans, severance, termination or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated hereby, in each case, payable by the Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby and prior to the Closing (but not including, for the avoidance of doubt, terminations by Buyer after Closing).

“Transaction Tax Deductions” means any item of deduction for income Tax purposes resulting from or attributable to (a) payment prior to or concurrently with the Closing of transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to Employees or other service providers of the Company, (b) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of the Closing Indebtedness, (c) the amount of investment banking, legal, and accounting fees and expenses paid or payable by the Company, (d) accelerated vesting of restricted stock held by Employees, and (e) the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the sale of the LLC Interests.

“USDA” has the meaning set forth in Section 4.15.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and sale

Section 2.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the LLC Interests owned by Seller for the Purchase Price specified in Section 2.02.

Section 2.02. Purchase Price. For purposes of this Agreement, the “Closing Payment” means an amount equal to the sum of (i) $700,000,000 (the “Enterprise Value”), (ii) plus the Estimated Cash, (iii) plus the amount by which the Estimated Working Capital is greater than Target Working Capital or minus the amount by which the Estimated Working Capital is less than the Target Working Capital, (iv) minus the Estimated Transaction Expenses, (v) minus the Estimated Closing Indebtedness and (vi) minus the Advancements, if any, made by Buyer. For purposes of this Agreement, the term “Purchase Price” means the Closing Payment, as adjusted as provided in Sections 2.05. For the avoidance of doubt, an illustration of the calculation bridging the Enterprise Value to the Closing Payment is set forth on Schedule 1.01(a).

Section 2.03. Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Seller the Closing Payment, less the Escrow Amount, payable by wire transfer of immediately available funds;

(ii) deposit the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent (the “Escrow Account”) which shall be held and distributed in accordance with the terms of the Escrow Agreement only to satisfy any adjustments to the Purchase Price in favor of Buyer pursuant to Section 2.05;

(iii) pay or cause to be paid on behalf of Seller, the Shareholders and the Company (A) the Estimated Transaction Expenses, provided that any Estimated Transaction Expenses that are transaction bonuses, change-in-control payments, or similar payments made directly to proper Employees or other service providers of the Company shall be paid by Buyer or its applicable Affiliates, subject to any required Federal, state, and/or local tax withholding or other required deduction, and (B) the Estimated Closing Indebtedness (other than for capitalized lease obligations) to the applicable third parties and in accordance with the Payment Instructions; and

(iv) deliver to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing:

(i) Seller shall deliver to Buyer certificates evidencing the LLC Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank;

(ii) Seller shall deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement; and

(iii) Each Shareholder shall pay to the Company the aggregate amount of all Indebtedness as of the Closing Date owed by such Shareholder to the Company through offset of the proceeds otherwise payable to Seller, which shall be credited against a portion of the amount otherwise to be distributed by Seller to such Shareholder.

(iv) Without duplication, the Company shall collect all Affiliated Non-Trade Receivables and Employee Stock Purchases Receivables and pay all Affiliated Non-Trade Payables listed on Section 4.24 of the Disclosure Schedule.

(c) Payment Instructions. At least five Business Days before Closing, the Company will deliver a statement to Buyer setting forth (i) the payment instructions with respect to the Estimated Closing Indebtedness (other than for capitalized lease obligations); (ii) payment instructions with respect to Estimated Transaction Expenses; and (iii) payment instructions for Seller (collectively, the “Payment Instructions”).

Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the LLC Interests contemplated hereby shall take place at a closing (the

“Closing”) to be held at 10 a.m., Pacific time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Tonkon Torp LLP, 888 SW Fifth Ave., 1600 Pioneer Tower, Portland, Oregon 97204, or at such other time or on such other date or at such other place as the Shareholder Representative and Buyer may mutually agree upon in writing, including by electronic transmission (the day on which the Closing takes place being the “Closing Date”).

Section 2.05. Purchase Price Adjustments.

(a) Estimated Working Capital. At least five Business Days prior to the Closing Date, Shareholder Representative will deliver to Buyer its preliminary draft of a written statement (the “Pre-Closing Statement”) containing Seller’s good faith estimate of (i) Closing Working Capital as of the expected Closing Date (the “Estimated Working Capital”); and (ii) the Estimated Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses. All aspects of the Pre-Closing Statement will be prepared in accordance with GAAP, consistent with the historical accounting policies and practices used by the Company and the terms of this Agreement. Buyer may discuss with Seller any aspect of the Pre-Closing Statement prior to Closing. The final Pre-Closing Statement will be delivered by the Shareholder Representative to Buyer at least two Business Days prior to the Closing Date. In furtherance of the preparation of the Pre-Closing Statement and the determination of Estimated Working Capital, the Company agrees to complete, during the course of the weekend immediately preceding the contemplated Closing Date (provided that Buyer has provided the Company written notice of the contemplated Closing Date at least five Business Days prior to the Friday of such weekend): (i) a physical inventory count of finished goods, raw material, spare parts, and owned inventory at co-packers of the Company and (ii) normal cycle procedures on all other inventory, in each case, to be observed by the Company’s outside auditors. If requested by Buyer, one or more Representatives of Buyer may also observe such count and procedures, at Buyer's expense. Solely for purposes of calculating the Closing Working Capital under this Agreement, the value of the inventory on the Closing Date shall equal the value of the usable and saleable inventory of the Company (i) excluding any obsolete items consistent with the Company's past practices, (ii) based on the results of the counts described in this Section and (iii) valued at Company's cost of such inventory. For the avoidance of doubt, the preceding sentence does not apply for the allocation of purchase price as set forth in Section 6.14(g).

(b) Buyer’s Post-Closing Final Statement. By the 75th day after the Closing Date (or, if such 75th day is not a Business Day, the first Business Day thereafter), Buyer will prepare and deliver to the Shareholder Representative a written statement (the “Final Statement”) setting forth Buyer’s determination of Closing Working Capital which will be in form (including each item) consistent with and in accordance with the illustration of the Closing Working Capital set forth on Schedule 1.01(b) and each of the Closing Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be prepared in accordance with GAAP, consistent with the historical accounting policies and practices used by the Company but including normal and recurring adjustments as if made at year-end and consistent with the terms of this Agreement and the terms of this Agreement. The Shareholder Representative will cooperate with Buyer and its respective Representatives in good faith and in all reasonable respects as may be requested by Buyer in preparing the Final Statement. The Shareholder Representative will give Buyer and its

Representatives reasonable access during normal business hours and on reasonable advance notice to any relevant books and records of Seller for purposes of completing the matters contemplated in this Section 2.05.

(c) Shareholder Representative’s Response to the Final Statement. The Closing Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses set forth in the Final Statement will become final and binding upon the parties (and become the “Final Working Capital”, the “Final Closing Cash”, the “Final Closing Indebtedness”, and the “Final Transaction Expenses,” respectively) 45 days after Buyer gives the Final Statement to the Shareholder Representative, unless the Shareholder Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 45-day period. The Notice of Disagreement shall contain reasonable detail (including the disputed items and amounts (the “Disputed Items”), proposed correcting adjustments and the reasons for such adjustments). Buyer will give the Shareholder Representative and its Representatives reasonable access during normal business hours and on reasonable advance notice to any relevant books and records of the Company for purposes of completing the matters contemplated in this Section 2.05(c), provided that such access will be conducted in a manner that does not unreasonably interfere with normal operations of Buyer and its Affiliates. If the Shareholder Representative gives a Notice of Disagreement before the end of such 45-day period stated above, then the Closing Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses set forth in the Final Statement will become final and binding upon the parties (and become the Final Working Capital, the Final Closing Cash, the Final Closing Indebtedness and the Final Transaction Expenses) upon the earlier of (i) the date the parties resolve in writing any differences they have with respect to the Disputed Items identified in such Notice of Disagreement or (ii) the date any Disputed Items are finally resolved in writing by Deloitte, or such other independent public accounting firm mutually agreed upon by Buyer and the Shareholder Representative in writing (the “Arbitrator”). Any item or amount in the Final Statement that is not a Disputed Item will be final, conclusive and binding on the parties in the manner stated in the Final Statement.

(d) Resolving Matters in Notice of Disagreement. During the 20-day period after a valid Notice of Disagreement is given, the Shareholder Representative and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any Disputed Item; provided that such negotiations will not be communicated to the Arbitrator. If, at the end of such 20-day period, the Shareholder Representative and Buyer have not reached agreement on all such Disputed Items, either the Shareholder Representative or Buyer may require the items that remain in dispute to be submitted to the Arbitrator for review and resolution as an expert. Shareholder Representative and Buyer will collectively engage the Arbitrator and will enter into an engagement letter with the Arbitrator promptly after retention on terms reasonably agreeable by the Shareholder Representative and Buyer, which will include customary indemnification, confidentiality and other provisions proposed by the Arbitrator. Buyer and the Shareholder Representative will direct the Arbitrator to render a determination within 60 calendar days of its retention. Each of Buyer and the Shareholder Representative will provide Arbitrator with all of its respective working papers and supporting materials reasonably applicable to the remaining Disputed Items. The Shareholder Representative and Buyer will instruct the Arbitrator to limit its review and determination to those Disputed Items that remain in dispute, and to deliver a written report containing its calculations of each such Disputed Item. The final determination of the Arbitrator will be made in strict accordance with the terms of this Agreement, including the definition of Closing Working Capital as calculated consistent with Schedule 1.01(b) and GAAP. The Arbitrator will render its written report resolving such Disputed Items as soon as possible after completion of written submissions to the Arbitrator. The Arbitrator will determine the items in dispute solely based on written submissions made by Shareholder Representative and Buyer (and their respective Representatives) consistent with the terms of this Agreement (and not by independent review) which submissions, respectively, will be submitted to the Arbitrator and the other party within 20 days after the Arbitrator is engaged. None of the Shareholder Representative, Buyer or their respective Representatives will have any ex parte communications or meetings with the Arbitrator concerning the subject matter to be decided without the prior written consent of the Buyer (in the case of the Shareholder Representative or his Representatives) or the Shareholder Representative (in the case of Buyer or its Representatives). The Arbitrator will not assign a value to any Disputed Item that is greater than the greater value for such Disputed Item claimed by either party in its written submission or less than the lesser value for such item claimed by either party in its written submission. The remaining Disputed Items resolved pursuant to a final written report of the Arbitrator will be final, conclusive and binding on the parties absent manifest error.

(e) Allocation of Fees and Expenses. The costs and expenses payable to the Arbitrator shall be borne by the parties as awarded by the Arbitrator in proportion as to which the Arbitrator finds that each party prevails with respect to the disputed matters. The fees and expenses of the Arbitrator incurred pursuant to this Section 2.05 shall be included in such costs and expenses. If a retainer is required by the Arbitrator, the retainer shall be split equally between Shareholder Representative (on behalf of Seller) and Buyer; provided, however, that the retainer shall be considered part of the fees and expenses of the Arbitrator and if either Shareholder Representative or Buyer has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this subsection.

(f) Reconciliation Payments and Escrow Release. After the amount of Final Working Capital is finally determined, to the extent the net amount of the adjustments as finally calculated differs by more than $100,000 from the net amount used at Closing based on the Pre-Closing Statement, (i) in the case of a positive adjustment, Buyer will pay Seller (for distribution to the Shareholders) the full amount of the difference so that the adjustment will have been made based on Final Working Capital as finally determined and, in addition to the payment of such difference by Buyer, Buyer and the Shareholder Representative will instruct the Escrow Agent to release and pay the amount of the Escrow Amount in the Escrow Account to Seller, and (ii) in the case of a negative adjustment, Buyer and the Shareholder Representative will direct the Escrow Agent to pay Buyer on behalf of Seller the full amount of the difference so that the adjustment will have been made based on Final Working Capital as finally determined and the balance of the amount of the Escrow Amount in the Escrow Account, if any, will be released and paid to Seller, and in the event of either (i) or (ii) above each party will take any and all actions necessary to effectuate such release. To the extent the amount of the Escrow Amount in the Escrow Account is insufficient to satisfy the full amount due to Buyer from Seller under this Section 2.05(f), each Shareholder shall pay its Pro Rata Share of the excess to Buyer by wire transfer of immediately available funds to an account designated by Buyer. Any payments to be made pursuant to this Section 2.05(f) will be made by Buyer, Shareholders or Escrow Agent, as applicable, by wire transfer of immediately available funds to an account or accounts designated by Buyer or the Shareholder Representative, as applicable, within five Business Days after Final Working Capital becomes final and binding on the parties, and, in the case of payments to be made to Seller, shall be paid to Seller in accordance with the terms of the Escrow Agreement.

Section 2.06. Tax Treatment of Payments.

(a) Any payment made with respect to a purchase price adjustment under Section 2.02 or Section 2.05 shall be treated by all parties as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent required or permitted under the Laws of the governing jurisdiction.

(b) The Shareholder Representative, Buyer and the Company, as applicable, shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be deducted and withheld with respect to such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, Buyer shall provide written notice to Seller of its intent to so deduct and withhold at least five days before making any such deduction or withholding and shall cooperate with any reasonable request by Seller to obtain reduction of or relief from such deduction and withholding. To the extent that amounts are so withheld and timely paid to the appropriate Governmental Authority, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made, and (ii) the Shareholder Representative, Buyer or the Company, as applicable, shall provide to Seller written notice of the amounts so deducted or withheld.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer only with respect to Seller that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01. Authority of Seller. Seller has full power, authority and legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02. No Conflicts; Consents. The Restructuring and the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material

Contract to which Seller is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 3.03. Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.04. Litigation.

(a) There are no actions or claims pending or, to the Knowledge of Seller, threatened, which seeks to delay or prevent the consummation of, or which would reasonably be expected to materially affect Seller ability to consummate, the transactions contemplated by this Agreement or any Transaction Documents to which Seller is a party.

(b) Neither Seller nor any of its respective assets or properties, are subject to any Governmental Order, nor, to the Knowledge of Seller, are there any Governmental Orders threatened to be imposed by any Governmental Authority that would reasonably be expected to have an adverse effect on the ability of Seller to perform its or their respective obligations under this Agreement or any Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby.

ARTICLE IV
Representations And Warranties Regarding The Company

Except as set forth in the Disclosure Schedules, in the case of representations regarding the Company as of the date of this Agreement and as of the Closing Date the Shareholders, the Seller and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date; provided, that any statements made regarding the Restructuring assume completion of the Restructuring.

Section 4.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized and validly existing under the Laws of the state of Oregon and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 4.02. Capitalization.

(a) On completion of the Restructuring, the LLC Interests have been duly authorized, validly issued, fully paid and non-assessable, and not subject to or issued in violation of any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of formation or operating agreement of the Company or any contract to which the Company is a party or otherwise bound and all of the LLC Interests are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

(b) As of the date of this Agreement:

(i) the authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 500,000 are designated Type A common stock and 500,000 designated Type B common stock, in each case no par value (collectively, the “Common Stock”), of which an aggregate of 31,879.42 shares (6,250 Type A shares and 25,629.42 Type B shares) are issued and outstanding and constitute the Shares. Section 4.02 of the Disclosure Schedule sets forth the record and beneficial owners of the Company’s outstanding capital stock and there are no other equity securities of the Company issued, reserved for issuance or outstanding; and

(ii) All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and not subject to or issued in violation of any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of incorporation or bylaws of the Company or any contract to which the Company is a party or otherwise bound, and are owned of record and beneficially by Shareholders, free and clear of all Encumbrances.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Shareholder Agreement, which will be terminated at upon completion of the Restructuring, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire or issue any capital stock, membership interests, partnership interests, joint venture interests or other equity securities of the Company.

(d) There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Affiliates having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

Section 4.03. No Subsidiaries. Except as set forth in Section 4.03 of the Disclosure Schedule, the Company does not own or have any interest in any shares, or have an ownership interest in, any other Person, nor has the Company ever owned or had any interest in shares, or had an ownership interest in, any other Person.

Section 4.04. No Conflicts; Consents. The Restructuring and the execution, delivery and performance by the Company of this Agreement, the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of the Company or the Shareholder Agreement; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract to which the Company is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.04 of the Disclosure Schedules.

Section 4.05. Financial Statements.

(a) A copy of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, 2016, and as at December 31, 2015, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Company as at May 31, 2017, April 30, 2017, March 31, 2017, February 28, 2017 and January 31, 2017, and the related statements of income and retained earnings, stockholders’ equity and cash flow for each period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 4.05(a) of the Disclosure Schedules. The Financial Statements (i) have been prepared based on the books and records of the Company, and (ii) have been prepared in accordance with United States of America generally accepted accounting principles, applied on a consistent basis throughout the periods indicated (“GAAP”); provided, however, that the Interim Financial Statements remain subject to normal and recurring year-end adjustments and the absence of footnotes. The Financial Statements fairly represent in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of May 31, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and fairly reflect such transactions, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom). The Company has implemented and maintains procedures that provide that material information relating to the Company is made known to the chief executive officer of the Company by others within the Company.

Section 4.06. Undisclosed Liabilities. The Company has no liabilities, obligations or commitments, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount; (iii) liabilities to the extent otherwise described in the Company’s representations and warranties in Article IV or the Disclosure Schedule; and (iv) except as set forth on Section 4.06 of the Disclosure Schedules.

Section 4.07. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 4.07 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any contract that would constitute a Material Contract;

(i) any capital investment in, or any loan to, any other Person;

(j) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(k) excluding borrowing from Company’s lenders in accordance with any Material Contract, incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $250,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(l) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except both in the ordinary course of business and having an aggregate value of less than $250,000, or cancellation of any debts or entitlements, other than in the ordinary course of business;

(m) sale, transfer, assignment or grant of any license or sublicense of any material rights under any Company Intellectual Property;

(n) increase in the compensation and/or benefits provided to its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) damage, destruction or loss (whether or not covered by insurance) to its property in excess of $250,000 except for ordinary wear and tear;

(q) change in method of Tax accounting; making, changing or revoking any Tax election or entering into any agreement or arrangement with respect to Taxes; or

(r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08. Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 4.09(c) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement of the Company involving aggregate consideration payable by the Company in excess of $250,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) each agreement of the Company involving aggregate consideration payable to the Company in excess of $250,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(iii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(iv) excluding purchase orders and invoices in the ordinary course of business and other agreements relating to trade receivables and payables in the ordinary course of business, all agreements relating to Indebtedness of the Company, in each case having an outstanding principal amount in excess of $250,000;

(v) all agreements between or among the Company on the one hand and any Shareholder, Seller or any Related Person of any Shareholder or Seller (other than the Company) on the other hand;

(vi) all agreements that limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) all agreements that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, other than sole source supplier arrangements;

(viii) all agreements with any Governmental Authority to which the Company is a party;

(ix) all employment, consulting, or independent contractor agreements to which the Company is a party, other than in the ordinary course of business;

(x) all agreements involving leased Real Property;

(xi) all agreements with sole source suppliers, other than in the ordinary course of business;

(xii) all agreements (including consent decree) containing covenants of the Company granting the other party or any Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation;

(xiii) all leases, subleases or similar agreements with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $250,000 and is not terminable by the Company by notice of not more than 60 days and for a cost of less than $250,000;

(xiv) all agreements (A) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the ordinary course of business, and (B) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to any Employee or Retained Employee, other than in the ordinary course of business;

(xv) all agreements providing for the services of any dealer, distributor, sales representative, franchisee or similar representative, other than in the ordinary course of business;

(xvi) all agreements with Top Customers or Top Suppliers;

(xvii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party; and

(xviii) all agreements under which any other Person grants to the Company any rights in or to any of the Licensed Company Intellectual Property, except for shrink-wrap or similar non-exclusive licenses for the use of off-the-shelf or generally commercially available software or services entered into in the ordinary course of business with fees of $10,000 or less; and

(xix) all agreements under which the Company grants any rights in or to any of the Owned Company Intellectual Property to any other Person.

(b) Except as set forth on Section 4.08(b) of the Disclosure Schedules, each Material Contract is in full force and effect and the Company is not in material breach of, or default under, any Material Contract, and, no party has given written or, to the Seller’s Knowledge, oral notice of intent to terminate a Material Contract.

Section 4.09. Title to Assets; Real Property.

(a) Except as set forth on Section 4.09(a) of the Disclosure Schedules, the Company has not owned any Real Property.

(b) The Company has a valid leasehold interest in all leased Real Property and good and valid title to all tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 4.09(b) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting leased Real Property that do not adversely affect the operation of the business at the Real Property; or

(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(c) The real property at the addresses listed in Section 4.09(c) of the Disclosure Schedules constitutes all of the Real Property leased by the Company and lists, as of the date of this Agreement, all leases (including the relevant addresses and parties) for the Real Property (collectively, the “Leases”). The Leases are legal, valid and binding and in full force and effect. The Company is not in default under any Lease. The Company has not received written notice of any existing or pending condemnation proceedings affecting the Real Property. The Leases afford the Company peaceful and undisturbed possession of the Real Property that is the subject matter of each respective Lease. Except for the occupancy and use of the Real Property by the Company there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Real Property, and no Person or entity other than the Company occupies or uses any portion of the Real Property, except as set forth on Section 4.09(c) of the Disclosure Schedules (the “Subleases”). True and complete copies of the Leases and Subleases have been made available to Buyer.

(d) Since the first date the Company occupied the Real Property, the Company has not received a notice that the Real Property is not, or has not been, in material compliance with all applicable building, zoning, subdivision and other land use Law affecting the Real Property. The Company has not received written notice of any pending or anticipated change in any such applicable Laws that would reasonably be expected to result in a material restriction upon the ownership, alteration, use, occupancy or operation of the Real Property. The Real Property comprises all of the real property used in the conduct of the business as currently conducted. The Real Property is sufficient as of the date hereof to permit the continued conduct of the business as conducted immediately prior to the date hereof and the Closing Date.

(e) All buildings, plants, structures, all furniture, fixtures, machinery, equipment, vehicles and other personal tangible assets owned, leased or used by the Company in the business and all structural, mechanical, and other physical systems located at the Real Property leased by the Company, including the walls, roofs, and structural elements thereof and the heating, ventilation, air-conditioning, plumbing, electrical, communications, mechanical, water, sewer, wastewater, storm water, paving, parking equipment, systems and facilities included therein are in normal operating condition and repair (ordinary wear and tear excepted) and are adequate to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of the Company has been conducted immediately prior to the Closing, (ii) and to Seller’s Knowledge, none of such assets is currently in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(f) Section 4.09(f) of the Disclosure Schedules sets forth each of the Leases (the “Affiliated Leases”) and Subleases (the “Affiliated Subleases”) by and between the Company and an Affiliate. Except as set forth on Section 4.09(f) of the Disclosure Schedules, each of the Leases and Subleases are arm’s length transactions with unrelated third parties.

Section 4.10. Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans and other distinctive identifiers of source, including all applications and registrations related to the foregoing, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrightable works and copyrights, including all applications and registrations related to the foregoing; (iii) Trade Secrets; (iv) patents and patent applications; (v) internet domain name registrations; (vi) social media accounts and credentials; and (vii) other intellectual property and related proprietary rights, interests and protections.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, the Company owns all right, title and interest in and to all of the Intellectual Property owned (or purported to be owned) by the Company (the “Owned Company Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances, and has the right to use pursuant to valid licenses all of the Intellectual Property licensed to the Company (the “Licensed Company Intellectual Property”) (the Owned Company Intellectual Property and the Licensed Company Intellectual Property, collectively, the “Company Intellectual Property”). The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not contravene, conflict with, alter or impair any such rights. The Company Intellectual Property is all of the Intellectual Property necessary to conduct the business of the Company as currently conducted. Section 4.10(b) of the Disclosure Schedules lists any and all of the following Owned Company Intellectual Property as of the date of this Agreement, in each instance enumerating the applicable application number, registration number, title, registrar, jurisdiction, date of filing, date of registration and current recorded owner: patents, patent applications, trademark registrations and pending applications for registration of trademarks, copyright registrations and pending applications for registration of copyrights, internet domain name registrations and social media accounts (the “Registered Owned Company Intellectual Property”). All of the Registered Owned Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law. Any and all fees payable to any Governmental Authority and any and all filings and other actions required to maintain the Registered Owned Company Intellectual Property due prior to or as of the date of this Agreement have been timely paid in full or filed and, except as set forth on Section 4.10(b) of the Disclosure Schedules, no such fees, filings or other actions are due within the 90-day period following the date of this Agreement.

(c) Except as set forth on Section 4.10(c) of the Disclosure Schedules, all current and former employees and consultants of the Company and any other Persons who are or were involved in the development or creation of any Owned Company Intellectual Property have executed (i) appropriate instruments of assignment in favor of the Company as assignee that has conveyed full, effective and exclusive ownership of the work product created by each such Person and all of the Intellectual Property rights related thereto to the Company and (ii) nondisclosure agreements prohibiting the disclosure and use of any of the Trade Secrets of the Company outside of the Company.

(d) To Seller’s Knowledge, no current or former employees or consultants of the Company or any other Persons who are or have provided services to the Company (i) have used any other Person’s Trade Secrets in the course of his or her work for the Company or (ii) are in default under any agreement relating to the Company Intellectual Property.

(e) The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets of the Company. The documentation at the Company relating to the Trade Secrets of the Company is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any Person.

(f) To Seller’s Knowledge, the Trade Secrets of the Company are not part of the public domain, knowledge or literature and have not been used, divulged or appropriated to the detriment of the Company. No Trade Secret of the Company is subject to any adverse claim or has been challenged or threatened in any way. The Company has not infringed, nor has the Company received any written allegation that it is infringing the Trade Secrets of any other Person.

(g) Except as set forth in Section 4.10(g) of the Disclosure Schedules: (i) the Company is not a party to any legal proceeding in which any claim has been made that the Company Intellectual Property, including the Company’s use thereof, the Company’s conduct of the business as currently conducted, or the manufacturing, marketing and sale of the Company’s products infringes, misappropriates or otherwise violates the Intellectual Property of any other Person nor have any such claims been made in the past; (ii) to Seller’s Knowledge, the Company Intellectual Property, including the Company’s use thereof, the Company’s conduct of the business as currently conducted, and the manufacturing, marketing and sale of the Company’s products, do not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; (iii) to Seller’s Knowledge, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property; and (iv) there are and have been no claims against the Company contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property. This Section 4.10(g) constitutes the sole representation and warranty of any Shareholder, Seller or the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by any Shareholder, Seller and the Company of the Intellectual Property of any other Person.

Section 4.11. Inventory. As reflected in the Balance Sheet and as of the Interim Balance Sheet Date, the inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value and the reserve for inventory write-down set forth on the Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with GAAP. No inventory of the Company is held on a consignment basis by a third party.

Section 4.12. Insurance. Section 4.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Company (the “Insurance

Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and no premiums on such Insurance Policies are delinquent.

Section 4.13. Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules lists the ten largest customers of the Company for each of the two most recent fiscal years and through Interim Balance Sheet Date and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer (each, a “Top Customer”).

(b) Section 4.13(b) of the Disclosure Schedules lists the ten largest suppliers of the Company for each of the two most recent fiscal years and through Interim Balance Sheet Date and sets forth opposite the name of each such supplier the percentage of purchases attributable to such supplier (each, a “Top Supplier”).

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedules, since the Balance Sheet Date, no Top Supplier has indicated in writing or, to Seller’s Knowledge threatened, that it intends to stop, or materially decrease the rate of, supplying materials, products or services to the Company.

(d) Except as set forth in Section 4.13(c) of the Disclosure Schedules, since the Balance Sheet Date, no Top Customer has indicated in writing or, to Seller’s Knowledge threatened, that it intends to stop, or materially decrease the rate of, buying materials, products or services from the Company.

Section 4.14. Accounts Receivable. All accounts receivable of the Company arise from bona fide transactions, are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

Section 4.15. Food Laws and Regulations. Except for the matters identified in Section 4.15 of the Disclosure Schedules, the Company: (a) is, and at all times since January 1, 2014 has been, in compliance in all material respects with Food and Drug Administration (“FDA”) regulations, United States Department of Agriculture (“USDA”) regulations, Federal Trade Commission (“FTC”) regulations and any and all other federal and state Laws governing food manufacturing, safety, labeling, shipping and advertising; (b) has not since January 1, 2014 received any written notice from any Governmental Authority alleging any violation of, or liability under, such regulations or related Laws; (c) has not since January 1, 2014 received from any Governmental Authority any written notice alleging any deviations from current good manufacturing practice; and (d) to the Knowledge of the Seller has in place adequate plans to be in compliance with FDA’s food safety regulations pursuant to the Food Safety & Modernization Act (e.g., 21 CFR Part 1, subparts L and O; Part 112; Part 117; Part 121) by the applicable compliance dates occurring prior to June 30, 2017, to the extent that such compliance is required by such date. Except as set forth in Sections 4.15 and 4.16(a) of the Disclosure Schedules, there is no action by the FDA, the USDA, the FTC, or any state regulatory authority pending or, to the Knowledge of the Seller, threatened against the Company or against any of its officers, directors or Employees (in their capacities as such), relating to food manufacturing, safety, labeling, shipping or advertising. To the Knowledge of the Seller, all food products produced or shipped by the Company since January 1, 2014 are not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act, the Federal Trade Commission Act, and any and all similar or related federal and state Laws, and are not an article which may not, under the provisions of section 404, 505, or 512 of the Federal Food, Drug, and Cosmetic Act, and under similar or related Laws, be introduced into commerce. Except as specifically set forth on Section 4.15 of the Disclosure Schedule, since January 1, 2014, there have been no recalls, withdrawals, returns, or similar marketplace actions with respect to any Company product, or other similar federal or state actions with respect to such Company products and, to the Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to result in such actions. This Section 4.15 contains the sole and exclusive representations and warranties of the Shareholders, Seller and the Company with respect to any FDA, USDA, FTC any state regulatory authority, and any and all other regulations and other Laws governing food manufacturing, food safety, food labeling, food shipping and food advertising, including manufacturing practices.

Section 4.16. Legal Proceedings; Governmental Orders.

(a) Except as identified in Section 4.16(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations, arbitration, mediations or other legal proceedings involving the Company or, to the Seller’s Knowledge, threatened against or by the Company, in either case affecting any of the Company’s properties or assets (or by or against Seller or any Shareholder or any Affiliate thereof and relating to the Company), either pending currently or since January 1, 2012.

(b) Except as identified in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets or Seller or any Shareholder affecting the Company’s properties or assets.

Section 4.17. Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.

(c) None of the representations and warranties contained in Section 4.17 shall be deemed to relate to food and drug matters (which are governed by Section 4.15), environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.19), employment matters (which are governed by Section 4.20), tax matters (which are governed by Section 4.21) or data privacy matters (which are governed by Section 4.22).

Section 4.18. Environmental Matters.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedules, the Company is and has been in compliance in all material respects with all Environmental Laws relating to its business, the Real Property, and any, to the Knowledge of Seller, formerly owned, leased or operated real property, including, any use, storage, treatment, disposal, including any arrangement thereof, or transportation of any Hazardous Materials.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedules, the Company has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(c) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company, and all such Environmental Permits are in full force and effect.

(d) The Company has not, either during the occupancy or operation of the Real Property or, to Seller’s Knowledge, formerly owned, leased or operated real property, or during the operation of its business, caused a Release of any Hazardous Materials at, in, under, or emanating from any such property, or in the transport of Hazardous Materials from any such property, in a quantity or manner that violates any Environmental Laws, or which could reasonably be expected to result an Environmental Claim or Losses on the part of the Company. No Real Property, or to Seller’s Knowledge, any real property formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e) There are no Hazardous Materials present at, in, under, or emanating from any Real Property, or to Seller’s Knowledge, any formerly owned, leased or operated real property, which could reasonably be expected to result in an Environmental Claim or Losses on the part of the Company.

(f) To the Knowledge of the Seller, no other Person has entered into any consent decree, judicial order or settlement involving any Hazardous Materials or arising under any Environmental Law affecting the business or any Real Property.

(g) The Company has previously made available to Buyer in the Data Room or otherwise complete copies of any and all environmental reports, studies, audits, records, sampling data, Environmental Permits, site assessments and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Company.

(h) The representations and warranties set forth in this Section 4.18 are the sole and exclusive representations and warranties of the Shareholders’, the Seller’s and the Company’s regarding environmental matters.

Section 4.19. Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any liability (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401 (a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401 (a) and 501 (a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 4.19(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c) As applicable with respect to each Benefit Plan, the Company has provided the Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto, (ii) the current summary plan description and each summary for material modifications thereto, (iii) the most recently filed annual report (Form 5500 and all schedules thereto), and (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service.

(d) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). The Company and any ERISA Affiliate: (i) have not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; nor (ii) have they engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than (i) death benefits when employment termination occurs upon death, or (ii) benefits when employment termination occurs upon permanent disability).

(f) Except as set forth in Section 4.19(f) of the Disclosure Schedules: (i) there is no pending or, to the Seller’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(g) No Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(i) The Company and each ERISA Affiliate has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.

(j) The representations and warranties set forth in this Section 4.19 are the sole and exclusive representations and warranties of the Shareholders, Seller and the Company regarding employee benefit matters.

Section 4.20. Employment Matters.

(a) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees or affecting its business. Since January 1, 2014, there has not been, nor, to the Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices in all material respects, including labor, employment, hiring, firing, application for employment, equal employment opportunity, discrimination, layoffs, cessation of employment, leaves of absence, immigration, wages, hours, benefits, collective bargaining, labor relations, the payment of social security and similar taxes, workers’ compensation, occupational safety and health, plant closing, employment loss (as that term is used in the WARN Act), independent contracting, affirmative action, or continuation or portability of insurance benefits. The Company is not liable for the payment of any fines, penalties, or other amounts, however designated, for failure to comply with any applicable Laws, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act. The Company has not engaged in a mass layoff or plant closure (as that term is used or defined in the WARN Act) and during the 90-day period prior to the date of this Agreement, the Company has not taken any action that could otherwise reasonably be expected to trigger a notice requirement or result in liability or obligation of, or restriction on, the Company under the WARN Act. The Company has not used the services of any unpaid interns or unpaid volunteers. Except as set forth in Section 4.20 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any Employees or former employees of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors on an annual basis.

(d) The Company is not delinquent in payments to any of its Employees or former employees, for earned wages, salaries, commissions, bonuses or with respect to amounts required to be reimbursed. Except for certain accounts payable owed to certain consultants which will be paid at or prior to Closing, and except in the ordinary course of business, the Company is not delinquent in paying direct compensation or required reimbursements to consultants or contractors for any services performed by them on behalf of the Company. All Employees and former employees, for the past three years, have been properly classified as either “exempt” or “non-exempt” under the Fair Labor Standards Act, and similar applicable state and local Law.

(e) Section 4.20(e) of the Disclosure Schedules sets forth a true and complete list of the name and address of each Employee, whether full-time or part-time, as of the date hereof, and contains a list of all officers and other employees of and independent contractors or consultants to the Company, together with their current job title or relationship with the Company (as applicable), the accumulative term of their employment and the term of current employment contract with the Company (if any), an indication of whether such Person has signed a confidentiality agreement or non-compete agreement with the Company, an indication of whether such Person has signed an agreement that imposes any liability on the Company upon termination of the agreement, the current annual salary for each Exempt employee, and the hourly rate of pay for each Non-Exempt employee (including bonus opportunity) for each such Person, the primary location of employment, classification under the Fair Labor Standards Act as either “Exempt” or “Non-Exempt”, visa status, active or inactive status (and if inactive, his or her expected return date), an indication of whether such Person has signed a confidentiality agreement or non-compete agreement with the Company, an indication of whether such Person has signed an agreement that imposes any liability on the Company upon termination of the agreement, and an indication of whether such Person is a Retained Employee. The Employees, other than the Retained Employees, are sufficient collectively to continue operating the Business consistent with prior practice in all material respects.

(f) The representations and warranties set forth in this Section 4.20 are the sole and exclusive representations and warranties of the Shareholders, Seller and the Company regarding employment matters.

Section 4.21. Taxes.

(a) Except as set forth in Section 4.21 of the Disclosure Schedules:

(i) The Company was a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code and for all applicable state and local income Tax purposes from October 2, 1987 until the completion of the Restructuring and has been an entity disregarded for purposes of federal income Tax and similar provisions of state and local income Tax since the completion of the Restructuring.

(ii) The Company has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by or with respect to the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has paid all Taxes that were due and payable. The Company has adequately accrued, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(iii) Section 4.21 of the Disclosure Schedules lists all federal income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2013, indicates those federal income Tax Returns that have been audited, and indicates those federal income Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company since December 31, 2013.

(iv) No extensions or waivers of statutes of limitations, or of time with respect to a Tax assessment or deficiency, have been given or requested with respect to any material Taxes of the Company.

(v) There are no pending or ongoing actions, audits, suits, claims, investigations or other proceedings by any taxing authority against the Company nor, to the Knowledge of Seller, are any such proposed or threatened. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is required to file Tax Returns or may be subject to taxation in that jurisdiction, which claim remains outstanding. There are no liens on the assets or stock of the Company with respect to Taxes other than for Taxes not yet due and payable.

(vi) The Company is not a party to any Tax sharing, allocation or indemnification agreement.

(vii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or a member of any other affiliated, consolidated, combined, unitary or similar group for Tax purposes.

(viii) All Taxes which the Company is obligated to withhold from amounts owing to any Employee or former employee, creditor or third party have been withheld and timely paid and the Company has complied in all material respects with all information reporting and backup withholding requirements.

(ix) Neither Seller nor any Shareholder is a foreign person within the meaning of Section 1445 of the Code.

(x) The Company has not agreed and is not required to make by reason of a change in accounting method, and could not be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code. The Company has not been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code. The Company is not subject to any private ruling from any taxing authority or any agreement with a taxing authority.

(xi) The Company does not have any liability for the Taxes of any Person (A) as a transferee or successor, (B) by contract or agreement, (C) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or (D) otherwise.

(xii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (a) installment sale or open transaction disposition made on or prior to the Closing Date, (b) prepaid amount received on or prior to the Closing Date, or (c) cancellation of debt income.

(xiii) There is no power of attorney in effect with respect to the Company with respect to Taxes.

(xiv) The Company has not engaged in any listed transaction or, after December 31, 2011, any reportable transactions within the meaning of Treasury Regulation Section 1.6011-4.

(xv) The Restructuring will qualify as a reorganization under Section 368(a)(1)(F) of the Code and the conversion of the Company to an Oregon limited liability company will be tax free for purposes of federal income Tax and similar provisions of state and local income Tax.

(b) Except for certain representations related to Taxes in Section 4.19, the representations and warranties set forth in this Section 4.21 are the sole and exclusive representations and warranties of the Shareholders, the Seller and the Company regarding Tax matters.

Section 4.22. Data Privacy. The Company’s business has complied with and, as presently conducted, is in compliance in all material respects with, all Data Laws, and no other Person or Governmental Authority has alleged otherwise. The Company has complied in all material respects with, and is presently in compliance in all material respects with, its policies applicable to data privacy, data security, and/or personal information, and no other Person or Governmental Authority has alleged otherwise. To the Knowledge of Seller, there has been no breach of or unauthorized access to or use of any personal information in the Company’s possession or control.

Section 4.23. Brokers’ Fees. Except for The Rondout Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.24. Transactions with Related Persons. Except as set forth on Section 4.24 of the Disclosure Schedule, there are no contracts between the Company, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of equity securities of the Company, or (c) any Affiliate or Related Person of any such officer, director or record or beneficial owner, on the other hand, other than under the Transaction Documents. After the Closing, except as set forth on Section 4.24 of the Disclosure Schedule, neither Seller nor any Shareholder, or any of their Related Persons will have any interest in any property (real or personal, tangible or intangible) or contract of the Company or used in or pertaining to their business. Except as set forth on Section 4.24 of the Disclosure Schedule, neither Seller nor any Shareholder or any of their Related Persons provide services to the Company. Except as set forth on Section 4.24 of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability to, any of the individuals listed in the foregoing clauses (a)-(c) or any Related Person thereof.

Section 4.25. Effect of Transaction. No creditor, employee, client, customer, Governmental Authority or other Person having a material business relationship with the Company has changed, or informed the Company that such Person intends to change, or is reasonably likely to change, such relationship in such a way as to have an adverse impact on the Company, because of the execution and delivery of this Agreement and the Transaction Documents or consummation of the transactions contemplated hereby and thereby.

Section 4.26. Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Section 4.26 of the Disclosure Schedules sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, and those Persons authorized to sign thereon, (b) a true and complete list of all powers of attorney granted by the Company and those Persons authorized to act thereunder and (c) a true and complete list of all officers and directors of the Company.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller and each Shareholder that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. Each of this Agreement and the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) each of this Agreement and the Transaction Documents to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 5.03. Investment Purpose. Buyer is acquiring the LLC Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the LLC Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the LLC Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the LLC Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any

Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07. Independent Investigation. Buyer is an informed and sophisticated Person experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records (including tax records), and other documents and data of Seller, each Shareholder and the Company for such purpose. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III (including the related portions of the Disclosure Schedules) and of Shareholders, Seller and the Company set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company, Seller, nor any Shareholder or any other Person has made any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company. Buyer further acknowledges that none of the Company, Seller, or any Shareholder shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the Buyer’s or its Representative’s use of or reliance on, any information regarding the Company furnished or made available to the Buyer and its Representatives in connection with the transactions contemplated by this Agreement, including, without limitation, the CIM, any management presentations, and information made available in the Data Room, except as expressly set forth in this Agreement.

Section 5.08. Solvency. The fair salable value of Buyer's assets exceeds the fair value of its liabilities; Buyer will not be left with unreasonably small capital after the consummation of the transactions contemplated by this Agreement and Buyer is able to pay its debts as they mature.

ARTICLE VI
Covenants

Section 6.01. Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing, except as otherwise provided in this Agreement, in Section 6.01 of the Disclosure Schedules, the Transaction Documents, or upon providing Buyer with fifteen (15) Business Days prior written notice of any such action, which notice shall be subject to objection by Buyer (it being understood that if Buyer does not provide the Company with a written objection before the expiration of such fifteen (15) Business Day period, then such action will be considered in the ordinary course of business), the Company shall, and the Shareholders shall, and after the Restructuring the Seller shall, cause, the Company to: (i) conduct the business of the Company in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; and maintain its assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted. For the avoidance of doubt, prior to Closing the Company may make cash distributions to Shareholders, and after the Restructuring to the Seller, in respect of amounts relating to federal and state income Taxes of the Shareholders or the Seller that arise by virtue of their ownership of the Company.

(b) From the date hereof until the Closing Date, upon providing Buyer with fifteen (15) Business Days prior written notice of any such action, which notice shall be subject to objection by Buyer (it being understood that if Buyer does not provide the Company with a written objection before the expiration of such fifteen (15) Business Day period, then such action will be considered in the ordinary course of business), none of the Shareholders, or after the Restructuring the Seller, shall cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 4.07 to occur, except in the ordinary course of business or as contemplated by this Agreement; provided that prior to Closing the Company may make cash distributions to Shareholders, or after the Restructuring the Seller, in respect of amounts relating to federal and state income Taxes of the Shareholders or the Seller that arise by virtue of their ownership of the Company.

(c) Until the Closing, the Company shall:

(i) on any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(ii) (A) pay outstanding accounts payable (including outstanding invoices provided by third parties to the Company) as determined in accordance with GAAP in the ordinary course of business consistent with past practice, (B) pay all other Indebtedness when due and (C) pay all Taxes, including withholding Taxes as they come due and file all Tax Returns as required by law; and

(A) use commercially reasonable efforts consistent with past practice to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice.

(d) Consultation. The Company shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise) or results of operations of the Company. In connection with the continuing operation of the business of the Company between the date hereof and the Closing, the Company shall consult in good faith from time to time on a regular basis as agreed with Buyer and the Representatives of Buyer to report material operational developments and the general status of ongoing material operations pursuant to procedures reasonably requested by Buyer or such Representatives. The Company, Shareholders, and Seller acknowledge that any such consultation shall not constitute a waiver by Buyer of any rights it may have under this Agreement.

(e) Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth on Section 4.12 of the Disclosure Schedule, or suitable replacements thereof, in full force and effect through the close of business on the Closing Date.

(f) Financial Information. The Company shall provide, or cause to be provided, to Buyer copies of the Company’s monthly unaudited financial statements, including the balance sheets of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow, within 10 Business Days of each calendar month end from the date hereof, or reports as reasonably requested by Buyer.

(g) Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition Law; and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law.

Section 6.02. Access to Information and Employees.

(a) From the date hereof until the Closing, Shareholders, and after the Restructuring the Seller, shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Jonathan Gehrs or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, none of the Company, Seller, or any Shareholder shall be required to disclose any information to Buyer if such disclosure would, in the Company’s sole discretion: (x) cause significant competitive harm to any Shareholder, Seller, the Company or its business if the transactions contemplated by this Agreement are not consummated, to the extent permitted by Law; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers or Employees of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

For the avoidance of doubt, nothing herein shall restrict the Company from contacting and dealing with its suppliers and clients in the ordinary course of business. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

(b) From the date hereof until the Closing, upon the reasonable request of Buyer, Shareholders, and after the Restructuring the Seller, shall, and shall cause the Company to, provide Buyer with reasonable access to the Company’s executives and other key employees identified by Buyer for purposes of seeking to negotiate retention agreements.

Section 6.03. Notification of Certain Matters. Until the Closing Date, each of the Company, Shareholders, and Seller, on the one hand, and Buyer, on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event since the date hereof, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Closing (as though given on the Closing Date or as of the Closing), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (each a “Schedule Supplement”). Any disclosure in a Schedule Supplement under this Section 6.03 pertaining to matters first arising or first reasonably becoming known after the date hereof, shall not in any way (x) be included or affect the determination of whether the failure of conditions to such party's obligations to consummate the transactions set forth in Sections 7.02 or 7.03, as applicable, have been fulfilled or satisfied, or (y) limit any party’s right to termination set forth in Sections 9.01(b) and 9.01(c). For the avoidance of doubt, following the Closing Date, the sole remedy of all Persons (including the Indemnified Parties) for a breach of this Section 6.03 shall be to make a claim for indemnification for the breach or inaccuracy of any of the representations and warranties set forth in Article III, Article IV and Article V of this Agreement in accordance with Article VIII, and no Person (including any Indemnified Party) shall be permitted to or shall make any claim under this Agreement, including Article VIII, for breach of this Section 6.03.

Section 6.04. Resignations. The Company shall deliver to Buyer written resignations and releases effective as of the Closing Date, of the officers and directors of the Company requested by Buyer at least two Business Days prior to the Closing.

Section 6.05. Employees; Benefit Plans. From the Closing until the one-year anniversary of the Closing, as soon as reasonably practicable following Closing, Buyer shall provide each Employee with employee benefits (not including salary, wages and/or bonuses) that are substantially comparable in the aggregate as those offered to similarly situated employees of Buyer. Notwithstanding the foregoing, Buyer shall retain the right at any time during such one-year period to terminate the employment of any Employee, with or without cause. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Buyer, Shareholders, Seller or their respective Affiliates to amend, modify or terminate any such employee benefit plan.

Section 6.06. Plant Closings and Mass Layoffs. Prior to and through the Closing Date, the Company shall not take any action that could create liability under the WARN Act.

Following the Closing Date, Buyer shall be responsible for complying with and any liabilities associated with the WARN Act.

Section 6.07. Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the articles of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) For the benefit of the Company’s directors and officers, the Company shall obtain, as of the Closing Date, “tail” insurance policies with a claims period of six (6) years from the Closing Date with coverage and amounts that are equivalent, and containing terms and conditions that are not less advantageous than the Company’s existing policy, to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). For purposes of this Agreement, the expense of such tail insurance shall be split equally between Buyer and Seller and the Seller’s portion shall be treated as a Transaction Expense deducted from the Purchase Price.

(c) The obligations the Company under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.07.

Section 6.08. Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.08 shall nonetheless continue in full force and effect.

Section 6.09. Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all

Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents under the HSR Act, or if any action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of the HSR Act, Buyer shall use commercially reasonable efforts to try to promptly resolve such objections. Notwithstanding the foregoing and, for the avoidance of doubt, in no event shall Buyer or its Affiliates be under any obligation to take any of the following actions to resolve any such objections: (i) agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates and any of the assets of the Company, (ii) terminating any existing relationships and contractual rights and obligations, (iii) terminating any joint venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of Buyer or any of its Affiliates, (v) effectuating any other change or restructuring of Buyer or any of its Affiliates, (vi) agreeing to any limitation to or modification of any of the businesses or assets of Buyer or any of its Affiliates or following the Closing of Buyer, its Affiliates and/or the Company, and/or (vii) opposing (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby, and/or (B) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and/or pursuing available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, any Shareholder or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules. Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.02 of the Disclosure Schedules.

(e) Buyer shall furnish to Shareholder Representative a draft of the initial filing, report or disclosure of Buyer under the U.S. securities laws or any national securities exchange rules relating to this Agreement or the transactions contemplated herein at least forty-eight (48) hours prior to their release and provide Shareholder Representative the opportunity during such period to review and comment on such filings, reports or disclosures. Shareholder Representative shall be furnished with a draft of and be provided with the opportunity to review and comment on any subsequent filing, report or disclosure containing information relating to this Agreement or the transactions contemplated herein if such information is materially different from the initial filing, report or disclosure. Nothing contained in this Section 6.09 shall prevent any party from (a) at any time furnishing any information to any Governmental Authority or from making any disclosures required under U.S. securities laws, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed or (b) furnishing any information concerning the transactions contemplated by this Agreement to such party’s Representatives, subject to the confidentiality obligations hereunder.

Section 6.10. Books and Records.

(a) In order to facilitate the resolution of any claims made by or against or incurred by Seller or any Shareholder relating to the period before Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with practices of Buyer; and

(ii) upon reasonable notice, afford the Representatives of Seller or any Shareholder reasonable access (including the right to make, at that Seller’s or Shareholder’s expense, photocopies), during normal business hours, to such books and records, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company relating to the period after Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller and each Shareholder shall:

(i) retain the books and records (including personnel files) of such Shareholder or Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) None of Buyer, Seller, or any Shareholder shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

Section 6.11. Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12. Public Announcements. Except as set forth in Section 6.09(e), unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Buyer and the Shareholder Representative will consult with each other concerning the means by which Employees, customers, suppliers and others having dealings with Company will be informed of the transactions contemplated by this Agreement, if at all, and Buyer will have the right to be present for any such communication.

Section 6.13. Further Assurances. Following the execution of this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.14. Tax Matters. As set forth in this Section 6.14, the Shareholder Representative shall procedurally act on behalf of and for the benefit of Seller and the Shareholders, with Seller and Shareholders remaining liable for all payments hereunder:

(a) Pre-Closing Income Tax Returns. Parties acknowledge that as a result of the Restructuring, Seller will be a continuation of the Company for federal income tax purposes, and its tax year will not end on the date of the sale. Seller shall cause to be timely prepared and filed all income Tax Returns of the Seller. To the extent such Tax Returns include the impact of the sale of the LLC Interests, the Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company in preparing its Tax Returns except as required by applicable Law, and shall take into account the sale of the LLC Interests. Seller shall deliver to Buyer, at least 30 Business Days before its due date (taking into account applicable extensions), for Buyer's review, its proposed income Tax Returns that include the sale of the LLC Interests. For the avoidance of doubt, Buyer's right of review does not include a right to disagree and submit unresolved disagreements to the Arbitrator. Seller shall provide Buyer with a copy of such income Tax Returns as finally filed within 60 Business Days after filing.

(b) Other Tax Returns. Buyer shall timely prepare or cause to be prepared all (i) all non-income Tax Returns of the LLC that are to be filed after the Closing Date, and (ii) all Tax Returns of the LLC for all periods beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”). Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company in preparing its Tax Returns except as required by applicable Law. Buyer shall deliver each such Tax Return to Seller at least 20 Business Days prior to its due date (taking into account applicable extensions) for Seller’s review and approval. In the event Seller requests revisions to any such Tax Return within ten Business Days of receipt thereof, and Buyer disagrees with any such revisions, the parties shall attempt in good faith to resolve such disagreement, failing which the disagreement shall be submitted to the Arbitrator for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.05(e)) at least five Business Days prior to the date such Tax Return is due (taking into account applicable extensions). Buyer shall timely file (taking into account applicable extensions) such Tax Returns as finally prepared pursuant to this Section 6.14(b). If the Arbitrator does not resolve the disagreement by such date, the Tax Return shall be timely filed in accordance with Buyer's position and, if the Arbitrator subsequently resolves such disagreement in accordance with Seller's position, Seller and Buyer shall amend such Tax Return to reflect the Arbitrator's final resolution. Seller shall pay, or cause to be paid, an amount of Taxes owed with respect to such Tax Returns equal to: (A) in the case of a Pre-Closing Tax Return, all Taxes owed with respect to such Tax Returns, and (B) in the case of a Straddle Period, the portion of such Taxes which relates to the portion of such taxable period occurring on or before the Closing Date determined pursuant to Section 6.14(a); provided, however, that Seller shall pay not pay any particular amount of Tax pursuant to this sentence to the extent the Tax is taken into account in determining Final Working Capital. Seller shall pay or cause to be paid such amounts of Taxes within five Business Days of receiving demand therefor from Buyer.

(c) Allocation.

(i) The Seller will report all income, gain, deduction and loss from the operation and sale of the Company through and including the Closing Date, including the impact of the sale of the LLC Interests. The Buyer will report all such income, gain, deduction and loss with respect to the Company after the Closing Date. If the Company is permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income, receipts or expenses, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period.

(iii) The parties agree that Transaction Tax Deductions shall, to the maximum extent permitted by applicable Law, be considered to arise in the taxable period (or portion thereof) ending on the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(d) Buyer Covenants. Without the prior written consent of Seller, which is not to be unreasonably withheld, conditioned or delayed, and except as required by Law, Buyer shall not cause or permit the Company or any of its Affiliates to: (i) amend any Tax Returns filed with respect to any Pre Closing Tax Period or Straddle Period; (ii) make or revoke any Tax election that has retroactive effect to any Pre Closing Tax Period or Straddle Period; or (iii) extend or waive the statute of limitations with respect to a Tax for Pre Closing Tax Period or Straddle Period.

(e) Tax Contests.

(i) If any Governmental Authority issues to the LLC a written notice of its intent to audit or conduct another legal proceeding with respect to the income Taxes, or an income Tax Return, of the Company, the LLC or the Seller for a period ending on or before the Closing Date (a “Tax Claim”), the Buyer shall notify the Seller of its receipt of such communication from the Governmental Authority within thirty (30) days of receipt. No failure or delay of the Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller under this Agreement, except to the extent that such failure or delay adversely affects the ability of the Seller to contest such Tax Claim.

(ii) Seller, at its sole cost and expense, shall control any Tax Claim provided, (i) the Seller shall keep the Buyer reasonably informed regarding the status of such Tax Claim; (ii) the Seller shall control such contest in good faith; (iii) the Buyer shall have the right at its expense to participate, or cause the Company or its Affiliates to participate, in such Tax Contest; and (iv) the Seller shall not settle, resolve, or abandon (and shall not allow the Company or its applicable Affiliates to settle, resolve, or abandon) such Tax Contest without the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned, or delayed).

(f) Cooperation on Tax Matters. The parties shall, and shall each cause their Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, determining liability for Taxes, and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Returns, Tax liability, or audit or other proceeding. Each party will retain all Tax Returns and related records and materials of Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent the other party reasonably requests, any extensions thereof) for the Tax periods to which the Tax Returns and other records and materials relate, and abide by any applicable record retention agreements. Thereafter, the party holding such Tax Returns or related records or materials may dispose of them provided that such party shall give the other party the notice in accordance with Section 6.10 prior to doing so, and if the other party so requests allow the other party to take possession or make copies of such Tax Returns or related records or materials. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(g) Purchase Price Allocation. Promptly after Closing, Buyer will engage Ernst & Young to prepare and deliver to Buyer and Seller within 60 days after Closing an appraisal of the fair market value of the assets of the Company as of the Closing. Buyer shall deliver to Seller for review and approval (which shall be unreasonably withheld, conditioned, or delayed) a completed IRS From 8594 that shows the allocation of the values among the classes of assets as required by Section 1060 and in accordance with the appraisal. Except as otherwise required by Law, (A) none of the parties will take a position on any Tax Return or in any proceeding inconsistent with such allocations, and (B) the parties shall file all Tax Returns and forms (including Forms 8883 and comparable forms under other Tax Law) consistently with such allocations. For the avoidance of doubt, Seller’s right to approval does not include a right to contest the allocation prepared by Ernst & Young.

Section 6.15. Release.

(a) Effective as of Closing, the Seller and each Shareholder, on its, his or her own behalf and on behalf of its, his or her Affiliates and successors and assigns, including derivatively, to the fullest extent legally possible, hereby completely and forever releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and losses then existing in Law, equity or otherwise, that the Seller or such Shareholder and its, his or her Affiliates, successors and assigns, including derivatively, to the fullest extent legally possible, has, had or may have against Buyer, the Company, its present or former directors, officers, employees, management, predecessors, successors, attorneys, accountants, investment bankers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place prior to the Closing Date, other than any claims arising from or relating to (a) this Agreement and any of the Transaction Documents, (b) any claims for accrued but unpaid compensation, reimbursement of business expenses or employee benefits as of the Closing Date, (c) any Shareholder in their capacity as a director or officer of the Company or its Subsidiaries at any time, any claim or right (i) to indemnification under (A) the organizational documents of the Company or its Subsidiaries as in effect on the Closing Date or (B) any director or officer indemnification agreement between such individual and the Company or any of its Subsidiaries as in effect on the Closing Date, or (ii) under any director and officer insurance policy of the Company or any of its Subsidiaries then in effect, in each case other than any claim or right in connection with any indemnification obligation or any other liability to which he, she or it may become subject or obligated to pay under or in connection with this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby which are covered by the released claims above, (d) any Shareholder that is an employee or contractor of the Company or any of its Subsidiaries, any ordinary course accrued or continuing liabilities and obligations of the Company or its

Subsidiaries incurred in connection with such Shareholder's employment or contractor relationship with the Company or such Subsidiary prior to the Closing and (e) any commercial business relationship such Shareholder or its Affiliates has with any of the released parties. In making this release and waiver, the Seller and each Shareholder acknowledges that it, he or she may hereafter discover facts in addition to or different from those which it, he or she now believes to be true with respect to the subject matter released herein, but agrees that it, he or she has taken that possibility into account in reaching this Agreement and as to which it,, he or she expressly assumes the risk.

(b) Effective as of Closing, Buyer and the Company, each on its own behalf and on behalf of its respective Affiliates and successors and assigns, including derivatively, to the fullest extent legally possible, hereby completely and forever releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and losses then existing in Law, equity or otherwise, that Buyer and/or the Company and each of its respective Affiliates, successors and assigns, including derivatively, to the fullest extent legally possible, has, had or may have against each Seller, each Shareholder and each of their respective present or former employees, successors, attorneys, accountants, investment bankers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place prior to the Closing Date, other than any rights under this Agreement or the Transaction Documents to which Buyer is entitled. In making this release and waiver, each of Buyer and the Company acknowledges that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter released herein, but agrees that it has taken that possibility into account in reaching this Agreement and as to which it expressly assumes the risk.

Section 6.16. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions provided for by this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.17. R&W Insurance Policy. Contemporaneous with execution of this Agreement, Buyer shall obtain a binding R&W Insurance Policy on the terms and conditions set forth on Exhibit A and in form and substance satisfactory to the Shareholder Representative. Buyer shall not cancel, modify, or waive the R&W Insurance Policy as approved by the Shareholder Representative (to the extent that any such cancellation, modification or waiver adversely affects Seller or any Shareholder), without the consent of the Shareholder Representative (not to be unreasonably withheld, conditioned or delayed).

Section 6.18. Restrictive Covenants.

(a) Non-Solicitation. During the applicable Restricted Period, neither Seller nor any Shareholder shall (and shall cause its Affiliates not to) do any of the following, whether directly or indirectly, other than for the benefit of and solely following the request of Buyer and Buyer’s Affiliates:

(i) solicit or attempt to solicit or influence or attempt to influence any employee, consultant, supplier, vendor, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other Person to terminate or modify any agreement, arrangement or course of dealing with Buyer or any of its Affiliates engaged in the Business (including, without limitation, by making any negative or disparaging statements or communications regarding Buyer, the Business or any of its operations, officers, directors or investors); or

(ii) solicit for employment or employ or retain (or arrange to have any other Person employ or retain) any individual who has been employed or retained by the Company or any of its Affiliates within the 12 months preceding the Closing Date.

(iii) Notwithstanding the foregoing, nothing in this Agreement shall prohibit Shareholders, Seller, their Affiliates, or any other Person from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of the Business, provided that this sentence will not serve to limit in any way the other restrictions contained herein, including but not limited to the restrictions set forth in Section 6.18(a).

(b) Non-Competition. During the applicable Restricted Period, neither Seller nor any Shareholder shall (and shall cause its Affiliates not to) do any of the following, whether directly or indirectly, other than for the benefit of and solely following the request of Buyer and Buyer’s Affiliates:

(i) engage or participate (whether alone or in association with any other Person) in a Competing Business in the United States of America or Canada;

(ii) become interested in (whether as owner, stockholder, lender, partner, member, equity holder, co-venturer, director, officer, employee, agent, consultant or otherwise, whether alone or in association with any other Person) a Competing Business in the United States of America or Canada or any Person engaged in a Competing Business in the United States of America or Canada; or

(iii) solicit or induce, attempt to solicit or induce, sell to or serve any Person that is a customer, distributor or vendor of the Company as of the date hereof or as of the Closing or at any time in the 12 months preceding the Closing Date if such solicitation, inducement, sale or service relates to a Competing Business.

(c) Notwithstanding the foregoing, this Section 6.18 shall not prohibit Seller nor any Shareholder or any of their Affiliates, from holding a passive ownership of up to 2% of the equity securities of any publicly traded company, nor shall it prohibit general solicitation that is not directed specifically to any person so long as such general solicitation is not for purposes prohibited by this Section 6.18.

(d) Seller and each Shareholder acknowledges that the restrictive covenants set forth in this Section 6.18 are reasonable and necessary to protect the legitimate interests of Buyer and Buyer’s Affiliates, that the duration and scope of such restrictive covenants are reasonable given the geographic scope of the Business, and that Buyer would not enter into this Agreement but for Seller and each Shareholder’s agreement to be bound thereby. Seller and each Shareholder also acknowledges that any claim that such Seller or Shareholder may have against Buyer shall not constitute a defense to the enforcement by Buyer of these restrictive covenants (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to such Seller or Shareholder). Further, Seller and each Shareholder acknowledges that upon any breach of the restrictive covenants set forth in this Section 6.18, Buyer or its Affiliates, as applicable, will have the right and remedy to seek such breaching party to account for and pay over to Buyer or its Affiliates, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by such breaching party as the result of such breach. The rights and remedies set forth in this Section 6.18(d) will be in addition to, and not in lieu of, any other rights and remedies available to Buyer and its Affiliates under law or in equity or as otherwise set forth in this Agreement.

(e) If any Shareholder, Seller or any of their respective Affiliates breaches the terms of this Section 6.18 in any respect, the restrictions contained in this Section 6.18 as against such breaching party will be extended for a period equal to the period that such breaching party was in breach.

Section 6.19. No Solicitation.

(a) Until the earlier of the Closing or the date of termination of this Agreement, the Company, Seller and each Shareholder shall not (nor shall the Company, Seller, or any Shareholder permit, as applicable, any of their respective Representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business or properties of the Company, or any amount of the LLC Interests (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business or properties of the Company, or afford to any Person access to its properties, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the LLC Interests or assets of the Company other than, in the case of assets, in the ordinary course of business, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Buyer) that are the subject matter of clauses (i), (ii), (iii) or (iv) above.

(b) In the event that the Company, Seller, any Shareholder or any of their respective Affiliates shall receive or already has received, prior to the Closing or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company, Seller or any Shareholder, as the case may be, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and such other information related thereto as Buyer may reasonably request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.19 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.19 and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

(d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, manager, agent, Representative or Affiliate of the Company, Seller or any Shareholder shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII
Conditions to closing

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Shareholders, Seller and the Company contained in Article III and Article IV, as applicable, (i) that are qualified by materiality shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (ii) that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) The Company, Seller, Shareholders, and the Shareholders Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company, Seller, or Shareholder, as applicable, prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by the Company and Seller that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Seller shall have delivered, or caused to be delivered, to Buyer certificates evidencing the LLC Interests owned by Seller, free and clear of Encumbrances, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank and with all required transfer tax stamps affixed.

(f) The Shareholder Agreement shall have been terminated at or before the Closing and the Shareholder Representative shall have delivered to the Buyer evidence of such termination.

(g) The Shareholder Representative shall have delivered to Buyer and Escrow Agent the Escrow Agreement duly executed by Shareholder Representative on behalf of Seller and the Escrow Agent.

(h) Charles W. Eggert shall have delivered to Buyer supply agreements substantially in the form of Exhibits B and C, and with respect to such meat product supply agreement subject to market pricing, (the “Supply Agreements”), duly executed by the Company and each of Dayton Natural Meats LLC and Organic Milk Exchange, which Supply Agreements, at minimum:

(i) will provide for the Company’s right to source based on actual demand and requirement for West Coast production;

(ii) will provide the Company with competitive market pricing with an option to introduce third-party benchmarking; and

(iii) will not provide exclusivity provisions for the suppliers.

(i) The Shareholder Representative shall have delivered to Buyer evidence reasonably satisfactory to Buyer that all Encumbrances other than Permitted Encumbrances affecting any of the assets of the Company have been released.

(j) The Company shall have delivered a consent and estoppel certificate in respect of each Real Property Lease, duly executed by the landlord of such leased Real Property, in such form as reasonably satisfactory to Buyer.

(k) The Company shall have delivered an estoppel certificate in respect of each Sublease, duly executed by the subtenant of such Real Property, in such form as reasonably satisfactory to Buyer.

(l) The Company shall have delivered duly executed lease amendments by and between the owner of the underlying Real Property for each Affiliated Lease and Affiliated Sublease and Buyer in substantially the form attached as Exhibits D and E (the “New Leases”).

(m) The Company shall have delivered a duly executed assignment of the lease agreement with the landlord of that certain Building 13 located at 19400 SW Teton, Tualatin 97062.

(n) The Company shall have (1) delivered a consent to assignment of lease and estoppel certificate duly executed by CPUS Wilsonville Industrial, LP, with respect to that certain Building 17 located at 27255 SW 95th Avenue, Wilsonville, OR, in form reasonably acceptable to Buyer, and (2) vacated that certain property known as Building 15 located at 9665 SW Tualatin-Sherwood Road, Washington, OR, leased to the Company by Strategic Printing and Manufacturing Solutions, Inc.

(o) Seller shall have delivered a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

(p) Seller shall have received and delivered to Buyer all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04, if any, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order or approval shall have been revoked.

(q) Seller shall have delivered to Buyer all consents, waivers and approvals of parties to any contract listed on Section 4.04 of the Disclosure Schedules and such consents, waivers and approvals shall be in full force and effect as of the Closing.

(r) The Company shall have terminated the employment of all Retained Employees and Buyer shall have received evidence along with an indemnity to the effect, each in form reasonably satisfactory to Buyer, that all liabilities relating to such Retained Employees and to such termination have been assumed by the Affiliate of Charles W. Eggert which has rehired such Retained Employees together.

(s) There has not occurred a Material Adverse Effect.

(t) The Restructuring shall have been completed to the reasonable satisfaction of Buyer.

Section 7.03. Conditions to Obligations of Seller and Shareholders. The obligations of Seller and Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Shareholder Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Shareholder Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) The Shareholder Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) The Shareholder Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) Buyer shall have delivered to Seller cash in the aggregate in an amount equal to the Closing Payment, less the Escrow Amount, payable by wire transfer in immediately available funds in accordance with the Payment Instructions.

(g) Buyer shall have delivered to Shareholder Representative and Escrow Agent the Escrow Agreement duly executed by Buyer, and Buyer shall have delivered the Escrow Amount to the Escrow Agent.

(h) Buyer shall have delivered evidence of an effective R&W Insurance Policy on the terms and conditions set forth on Exhibit A and such policy shall remain in effect and not be amended, modified or terminated.

(i) Buyer shall have delivered the duly executed New Leases.

(j) Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, if any, in each case, in form and substance reasonably satisfactory to the Shareholder Representative, and no such consent, authorization, order or approval shall have been revoked.

Section 7.04. Frustration of Closing Conditions. None of Shareholders, Seller, the Company, or Buyer may rely upon the failure of any condition of the other party set forth in this

Article VII if such failure was caused by the failure of the party attempting to rely on such failure to use its commercially reasonable efforts to comply with any provision of this Agreement.

ARTICLE VIII
Indemnification

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is [72] months from the Closing Date; provided, however, the Fundamental Representations shall survive the Closing and shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, tolling or mitigation thereof). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The obligations of the Seller and each Shareholder contained in Sections 8.02(a)(iv) and (v) shall survive for 18 months following the Closing Date Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until expiration of the applicable statute of limitations.

Section 8.02. Indemnification By Seller.

(a) From and after the Closing, subject to the other terms and conditions of this Article VIII, Seller shall, and each Shareholder shall, severally as to himself or herself only and proportionately in accordance with his or her Pro Rata Share and not jointly, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller, Shareholders, or the Company contained in Article IV of this Agreement or in any certificate, instrument, document or agreement delivered by the Company, Shareholders, Seller or the Shareholder Representative pursuant to this Agreement on or prior to the Closing Date;

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or, prior to Closing, the Company pursuant to this Agreement;

(iii) except to the extent taken into account in Final Working Capital, any liability or claim for Taxes imposed on or relating to (A) the Company with respect to any taxable period or portion thereof ending on or before the Closing Date, (B) a Person for which the Company has liability under Law by reason of the Company’s relationship with such Person on or before the Closing Date, and (C) the Company as a transferee or successor, by contract or otherwise to the extent the Taxes are with respect to, or the events or transactions giving rise to the Taxes occur in, a taxable period or portion thereof ending on or before the Closing Date;

(iv) any Closing Indebtedness or Transaction Expenses to the extent not used in the calculations set forth in Section 2.05; or

(v) any errors in the Payment Instructions delivered to Buyer pursuant to Section 2.03.

(b) From and after the Closing, subject to the other terms and conditions of this Article VIII, Seller and each Shareholder shall, severally as to himself or herself only and proportionately in accordance with his or her Pro Rata Share and not jointly shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement.

(c) Notwithstanding any other provision of this Agreement, (but for purposes of clarity), in no event will any Shareholder be liable for (i) any other Shareholder’s breach of Seller’s or such other Shareholder's representations or warranties contained in Article III or Article IV or (ii) any other Shareholder's breach of such Seller’s or other Shareholder's covenants or agreements to be performed following the date hereof.

Section 8.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller and each Shareholder against, and shall hold Seller and each Shareholder harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller or such Shareholder based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate, instrument, document or agreement delivered by Buyer pursuant to this Agreement on or prior to the Closing Date; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or, after the Closing, the Company, pursuant to this Agreement.

Section 8.04. Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Except in the cases of fraud, if Seller or any Shareholder is the Indemnifying Party, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) exceeds $7,000,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Except in the cases of fraud, if Buyer is the Indemnifying Party, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(c) Notwithstanding anything herein to the contrary, in no event will the aggregate liability of (i) Seller to any Indemnified Party and Buyer pursuant to this Agreement exceed the Purchase Price actually received by Seller or (ii) any Shareholder to any Indemnified Party and Buyer pursuant to this Agreement exceed such Shareholder’s Pro Rata Share of the Purchase Price actually received by Seller.

(d) From and after the Closing for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term “material” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty or covenant.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Sections 2.05(f) and 8.07, in no event will Seller or any Shareholder be liable to any Indemnified Party hereunder and Buyer shall solely look to the R&W Insurance Policy for coverage of any Losses regardless of whether such policy provides coverage for such Losses, except in the cases of fraud.

(f) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (other than the R&W Insurance Policy) and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim (net of any reasonable costs or expenses incurred by the Indemnified Party (or the Company) in collecting such amounts). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(g) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(h) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this Article VIII with respect to any Losses to the extent such Losses (i) are included on, or is a liability accrued for on or reserved or reflected in, the Balance Sheet; (ii) arise out of changes after the Closing Date in applicable Law; (iii) are previously reflected in the Purchase Price adjustments under Article II; or (iv) are duplicative of Losses that have previously been recovered hereunder.

(i) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss, including pursuing recovery under the R&W Insurance Policy, upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(j) Notwithstanding anything contained in this Agreement to the contrary, Buyer’s rights to indemnification hereunder shall not be limited in cases of fraud in any respect.

Section 8.05. Indemnification Procedures. All claims for indemnification will be asserted and resolved as follows (with the Shareholder Representative to procedurally act on behalf of and for the benefit of the Seller and the Shareholders, with the Seller and the Shareholders remaining liable for all payments), provided that if the claim is a Tax claim, the procedures set forth in Section 6.14(f), shall, if inconsistent with this Section 8.05 shall control:

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Only if the Third-Party Claim is fully covered by the R&W Insurance Policy, the Indemnifying Party shall have the right to participate in, but not assume, the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that Seller and Shareholders agree and consent, as a condition of such entitlement of participation, that, to the extent the Indemnified Party is Buyer, Buyer’s legal counsel in the Third-Party Claim shall not be precluded from representing Buyer as against Seller or Shareholders in the event that Seller or Shareholders dispute the fact or amount of Buyer’s claim of a Loss related to such matter. Only if the Third-Party Claim is fully covered by the R&W Insurance Policy, the Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim, and shall notify the Indemnifying Party that it intends to assume the control of the defense of such claim; provided, that, the Indemnified Party shall conduct any such defense reasonably and in good faith and, only if such Third-Party Claim is fully covered by the R&W Insurance Policy, in the event that any claim is settled without the consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the amount of Losses. In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object to the amount of any Third-Party Claim by the Indemnified Party. Only if the Third-Party Claim is (A) not fully covered by the R&W Insurance Policy, (B) is not solely for monetary Losses and (C) the Indemnifying Party confirms in writing that it is responsible for Losses and has an indemnification obligation pursuant to Section 8.02 or 8.03, as applicable, then the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party to assume the defense of any Third-Party Claim at the

Indemnifying Party's expense and by the Indemnifying Party's own counsel (subject to the Indemnified Party's prior written consent to the counsel selected by the Indemnifying Party, which consent shall not be unreasonably withheld), and the Indemnified Party shall cooperate in good faith in such defense. Only if the Third-Party Claim is not fully covered by the R&W Insurance Policy and in that case where the Indemnifying Party assumes the defense of any Third-Party Claim, subject to limitations on settlement below, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, and/or appeal any such Third-Party Claim in the name of and on behalf of the Indemnified Party and make counterclaims pertaining to any such Third-Party Claim in the name of and on behalf of the Company. In such event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto; provided, however, that it shall not be unreasonable for the Indemnified Party to withhold, condition, or delay consent in the event that such settlement, compromise, discharge or consent to judgment (A) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third-Party Claim, (B) contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) contains any equitable order, judgment or term that in any manner affects, restrains or interferes with, or disparages, the business of the Indemnified Party or of any of the Indemnified Party's Affiliates, including the Buyer and the Company in the case of a Buyer Indemnified Party. Except to the extent it would cause the waiver of a legal privilege, the Indemnified Party, the Indemnifying Party, Seller, Shareholders, the Shareholder Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.08) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual reasonable out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided that such access will be conducted in a manner that does not unreasonably interfere with normal operations of Buyer and its Affiliates. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07. Exclusive Remedies.

(a) Subject to Sections 2.05(f), 9.02 and 9.03 and only with respect to a party's right to seek specific performance or other injunctive relief under Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims of any nature whatsoever (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, with respect to any matter in any way relating to this Agreement, the Transaction Documents (other than the Supply Agreements and New Leases) or the subject matter hereunder or thereunder, or arising in connection herewith or therewith or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII and, solely with respect to a Buyer Indemnified Party, only by recovery under the R&W Insurance Policy regardless of whether such policy provides coverage.

THE PARTIES HAVE ELECTED TO PURCHASE THE R&W INSURANCE POLICY AT SHARED EXPENSE TO INSURE AGAINST CERTAIN OBLIGATIONS AND COVENANTS AND THE RISK THAT ANY OF THE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT MAY BE INCORRECT. BUYER HEREBY ACKNOWLEDGES THAT THE REMEDIES DESCRIBED IN THIS SECTION 8.07 AND ARTICLE VIII ARE BUYER’S SOLE AND EXCLUSIVE REMEDIES, AND SELLER’S AND SHAREHOLDERS’ ENTIRE OBLIGATION, WITH RESPECT TO BREACHES OF SUCH REPRESENTATIONS AND WARRANTIES, OR ANY CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS (OTHER THAN THE SUPPLY AGREEMENTS AND NEW LEASES) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR UNDER ANY THEORY (INCLUDING STATUTORY, TORT, CONTRACT, AT LAW OR EQUITY OR OTHERWISE, OTHER THAN AS SET FORTH IN THE FIRST CLAUSE OF SECTION 8.07(a) ABOVE).

(b) In furtherance of the foregoing, Buyer and its Affiliates hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, or arising in connection herewith or therewith, whether under any Laws, at common law, in equity or otherwise, whether in contract, statutory, tort or otherwise, it may have against the Company, Seller, or any Shareholder and their respective Affiliates and each of their respective Representatives, except pursuant to the indemnification provisions set forth in this ARTICLE VIII or in the Supply Agreements and New Leases.

(c) Nothing in this Section 8.07, including subsection (b) above, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Sections 9.03 or 10.12 or to seek any remedy on account of fraud by any party hereto.

ARTICLE IX
Termination

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Shareholder Representative and Buyer;

(b) by Buyer by written notice to the Shareholder Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller, Shareholders, or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure is not cured within 60 days of notice of the foregoing effect or is incapable of being cured by Seller, Shareholders, or the Company by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Shareholder Representative by written notice to Buyer if:

(i) none of Seller, Shareholders, or the Company are then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure is not cured within 60 days of notice of the foregoing effect or is incapable of being cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller, Shareholders, or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) (1) all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing excepting any of such conditions which have become impossible to be satisfied, and other than any condition that was not satisfied as a result of the breach of, or default under, this Agreement by Buyer) and (2) Buyer shall have failed to consummate the transactions contemplated by this Agreement by not later than the Drop Dead Date (other than as a result of the Seller’s refusal to proceed with the Closing), or

(d) by Buyer or the Shareholder Representative in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX (including Section 9.03), Section 6.08 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof, except as expressly set forth in Section 9.03.

Section 9.03. Termination Fee.

(a)

(i) Notwithstanding anything to the contrary in this Agreement, if (A)(1) all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing excepting any of such conditions which have become impossible to be satisfied and other than any condition that was not satisfied as a result of the breach of, or default under, this Agreement by Buyer) and (2) Buyer shall have failed to consummate the transactions contemplated by this Agreement by not later than the Drop Dead Date (other than as a result of the Seller’s refusal to proceed with the Closing), or (B) this Agreement is terminated by the Shareholder Representative pursuant to Section 9.01(c)(i), then in either such case, promptly, and in any event, within ten (10) Business Days of the date of such termination, Buyer shall pay to the Company $50,000,000 (the “Termination Fee”, as may be increased and/or credited pursuant to Section 9.03(c)).

OR

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the terms and conditions set forth in this Article IX, if (1) a request for additional information or documentary material pursuant to 15 U.S.C. Sec. 18a(c)(1)(A) is received, i.e. a second request, then Buyer shall pay to the Company $20,000,000 and (2) in addition to the foregoing, unless the transactions contemplated by this Agreement have been consummated prior to each such subsequent date, then (w) on the date that is 180 days after the day that the initial filings of Buyer and Seller pursuant to the HSR Act have been made, Buyer shall pay to the Company an additional $15,000,000, and (x) on the Drop Dead Date, Buyer shall pay to the Company an additional $15,000,000, and (y) if the Buyer extends the Drop Dead Date for an initial period of 30 days (the “Drop Dead Date Extension”), then Buyer shall pay to the Company an additional $10,000,000, and (z) if the Buyer extends the Drop Dead Date following the expiration of the Drop Dead Date Extension, then Buyer shall pay to the Company an additional $10,000,000 (such initial $20,000,000 payment and subsequent payments described in subclauses (w), (x), (y) and (z) above, each, an “Advancement” and collectively, the “Advancements”), in each case promptly, and in any event, within ten (10) Business Days of the date of such milestone, if any, by wire transfer of same day funds as directed in writing by the Company; provided, however, that if this Agreement is terminated by (1) Buyer pursuant to Section 9.01(b)(i) or (2) by either party pursuant to Section 9.01(d)(i), then in each case promptly, and in any event, within ten (10) Business Days of the date of such termination, the Company shall return any Advancements paid pursuant to this Section 9.03(a)(ii) by wire transfer of same day funds as directed in writing by the Buyer.

(iii) For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, if a complaint is filed seeking a Governmental Order to bar the Closing or seek any other remedy pursuant to the HSR Act, and if Buyer and the Shareholder Representative mutually agree to defend against such complaint, then no Termination Fee and no Advancement, to the extent not already paid, shall be payable until and unless such a Governmental Order is issued or entered in final and non-appealable form, and no such defense may be undertaken without such agreement to defend between Buyer and the Shareholder Representative, provided that such agreement shall not be unreasonably withheld by either party.

(b) The parties acknowledge that the agreements contained in Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to pay the Termination Fee or any Advancements in accordance with Section 9.03(a), (i) Buyer shall pay to the Company interest on the unpaid amount from such tenth Business Day after such termination at a rate equal to the prime rate, as published by the Wall Street Journal, Eastern edition, plus two percent (2%), compounding monthly, until all amounts owing by Buyer under this Section 9.03 have been paid in full and (ii) if in order to obtain such payment, the Company commences a suit that results in a final judgment against Buyer for the amount set forth in Section 9.03 or any portion thereof, Buyer shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(c) Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing in any of the circumstances in which the Termination Fee is payable under this Agreement (it being understood that, any Advancements paid pursuant to this Section 9.03 shall be included in the definition of Termination Fee and credited against the Termination Fee if such Termination Fee is required to be paid pursuant to Section 9.03(a)(i)), (i) the payment of the Termination Fee pursuant to Section 9.03 shall constitute a reasonable estimate of the monetary damages that will be suffered by the Company by reason of breach or termination of this Agreement in such circumstances, and (ii) any reimbursement and expense obligations of Buyer pursuant to Section 9.03, shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or related to this Agreement and the transactions contemplated hereby and thereby (including any breach by Buyer), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure. Seller, Shareholders, and the Company expressly acknowledge and agree that upon termination of this Agreement under such circumstances in which the Termination Fee is payable under this Agreement, upon payment and receipt of the Termination Fee, none of Seller, Shareholders, or the Company shall have any other rights and remedies available to them, in Law or equity, other than pursuant to this Section 9.03; provided, that the Shareholder Representative, Seller, Shareholders, and the Company shall have the right to seek injunctive relief or specific performance to enforce this Article IX.

ARTICLE X
Miscellaneous

Section 10.01. Expenses. Except as otherwise expressly provided herein (including Sections 2.05(e), 6.07(b) and 6.14 hereof), all expenses, including, without limitation, costs, expenses, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby (including, for the avoidance of doubt, the Restructuring) shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that all R&W Insurance Policy premiums shall be shared evenly between Buyer and Seller, and the Seller’s portion shall be treated as a Transaction Expense deducted from the Purchase Price; Seller shall pay all amounts payable to The Rondout Group; and Buyer, on the one hand, and Seller, on the other hand, shall pay fifty percent (50%) each in connection with any filings or submissions under the HSR Act.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or a Shareholder to the	Tonkon Torp LLP
address shown below Seller’s or	888 SW Fifth Ave., 16th Floor
such Shareholder’s signature, with	Portland, OR 97204
a copy (which will not constitute	Facsimile: (503) 972-3712
notice) to:	E-mail: bruce.berning@tonkon.com
Attention: Bruce Berning

If to the Shareholder	Tonkon Torp LLP
Representative, to the address	888 SW Fifth Ave., 16th Floor
shown below his signature, with a	Portland, OR 97204
copy (which will not constitute	Facsimile: (503) 972-3712
notice) to:	E-mail: bruce.berning@tonkon.com
Attention: Bruce Berning

If to Buyer:	Corporate Secretary
Campbell Soup Company
One Campbell Place
Camden, NJ 08103-1799
Facsimile: +1-856-342-3889
E-mail: charlie_brawley@campbellsoup.com

with a copy to:	Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
E-mail: hunters@pepperlaw.com
Attention: Solomon Hunter, Jr.

Section 10.03. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, the CIM. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Disclosure Schedules. Certain information set forth in the Disclosure Schedules to this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller, Shareholders, or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Seller, any Shareholder, the Company or the Shareholder Representative on behalf of the Seller or the Shareholders, as applicable. The Section number headings in the Disclosure Schedules correspond to the Section numbers in this Agreement and any information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section of the Disclosure Schedules where such disclosure would be reasonably apparent on its face.

Section 10.08. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign any or all of its rights, interests or obligations to one or more Affiliates (in any and all cases, Buyer shall nonetheless remain responsible for the performance of all obligations hereunder). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09. No Third-Party Beneficiaries. Except as provided in Sections 6.05 and 6.07 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, the Shareholder Representative, Seller, and such Shareholder or Shareholders affected by such amendment, modification or supplement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS (OTHER THAN THE SUPPLY AGREEMENTS AND THE NEW LEASES) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT LOCATED IN THE CITY OF PORTLAND, OR, TO THE EXTENT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE COURTS OF THE STATE OF OREGON LOCATED IN THE COUNTY OF MULTNOMAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (OTHER THAN THE SUPPLY AGREEMENTS AND THE NEW LEASES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS (OTHER THAN THE SUPPLY AGREEMENTS AND THE NEW LEASES) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof which, subject to the limitations in Article VIII, shall be in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14. Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against those parties that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.15. Conflicts and Privilege. Each of the parties hereto acknowledges and agrees that Tonkon Torp LLP (“Tonkon”) has acted as counsel to the Company, Shareholder Representative, Seller, and each of the Shareholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(a) Buyer hereby consents and agrees to, and agrees to cause, the Company to consent and agree to, Tonkon representing the Shareholder Representative, Seller, and/or any of the Shareholders (collectively, the “Seller Parties”) after the Closing, including, without limitation, with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its subsidiaries (including the Company). In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Tonkon’s prior representation of the Company and (ii) Tonkon’s representation of the Shareholder Representative, Seller and the Shareholders prior to and after the Closing, including the communication by Tonkon to the Seller Parties in connection with any such representation. Notwithstanding the foregoing, this consent and waiver of the right to assert any conflict of interest is solely limited to matters arising in connection with the negotiation and documentation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Nothing in this Section 10.15 shall constitute a waiver of any attorney-client privilege or any privilege associated with the Company on any matter (other than Tonkon’s representation of the Company in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, in a manner that would not materially prejudice the Company’s rights and obligations vis a vis third parties), and does not waive or excuse Tonkon from complying with applicable rules of professional conduct regarding the confidentiality of any client information of the Company other than as it pertains to Tonkon’s representation of the Company in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In addition, all communications involving attorney-client confidences between the Company, Seller, the Shareholders or the Shareholder Representative, on the one hand, and Tonkon, on the other hand, in the course of the negotiation and documentation of this Agreement and the Transaction Documents shall be deemed to be attorney-client confidences that belong solely to the Seller, the Shareholders and the Shareholder Representative (and not the Company) and may be controlled by the Seller, the Shareholders and the Shareholder Representative. Without limiting the generality of the foregoing, upon and after the Closing, the Seller, the Shareholders and the Shareholder Representative and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to the negotiation and documentation of this Agreement and the Transaction Documents, and the Company shall not be a holder thereof.

ARTICLE XI
Shareholder Representative

Section 11.01. Appointment. Seller and each Shareholder hereby appoints as of the date hereof, Charles W. Eggert, as the Shareholder Representative and as the true and lawful attorney-in-fact and exclusive agent of Seller and such Shareholder under this Agreement. The Shareholder Representative shall have full power and authority to take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Shareholder Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein, defending all indemnity claims and all disputes pursuant hereunder, consenting to, compromising or settling all indemnity claims, conducting negotiations with Buyer and its agents regarding such claims or disputes, dealing with Buyer, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as the Shareholder Representative. The powers, immunities and rights to indemnification granted to the Shareholder Representative hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the Seller or respective Shareholder and shall be binding on any successor thereto. Buyer may deal solely with and rely solely on the Shareholder Representative as the representative of Seller and all the Shareholders. Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Seller or any Shareholder by the Shareholder Representative, and on any other action taken or purported to be taken on behalf of Seller or any Shareholder by the Shareholder Representative, as fully binding on Seller or such Shareholder.

Section 11.02. Authorization. Without limiting the foregoing, the Shareholder Representative shall have authority to:

(a) Receive all notices or documents given or to be given to Seller or any Shareholder, or any of them, pursuant to this Agreement and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(b) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement as the Shareholder Representative may in its sole discretion deem appropriate; and

(c) Take such action as the Shareholder Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto; (ii) taking such other action as the Shareholder Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as the Shareholder Representative, required under this Agreement; (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought and any waiver of any obligation of Buyer in accordance with the terms of Article VIII; and (v) all such actions expressly authorized in this Agreement to be conducted or performed by the Shareholder Representative.

(d) Notwithstanding any provision herein to the contrary, the Shareholder Representative shall have no duties or liability to the Seller or any Shareholder with respect to any action taken, decision made or instruction given by the Shareholder Representative in connection with this Agreement. Seller and each Shareholder (i) agrees that all actions taken by the Shareholder Representative under this Agreement shall be binding upon Seller, such Shareholder and such Seller’s or Shareholder’s successors as if expressly confirmed and ratified in writing by Seller or such Shareholder, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement.

Section 11.03. Agency. Notwithstanding any provision herein to the contrary, the Shareholder Representative shall have no obligation to act on behalf of the Seller or any Shareholder, except as expressly provided herein, and the Shareholder Representative shall have no liability to Seller or any Shareholder with respect to any action taken, decision made or instruction given by the Shareholder Representative in connection with this Agreement.

Section 11.04. Indemnification of Shareholder Representative. The Shareholder Representative shall not be liable to Seller or any Shareholder for any action or failure to act in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or under any Shareholder Representative engagement agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. Seller and each Shareholder shall indemnify, defend and hold harmless the Shareholder Representative from and against any loss, liability claim, damage, cost, fee, judgment, amount paid in settlement, fine or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Shareholder Representative Expenses”) incurred by the Shareholder Representative or any of its Related Persons and any of their respective consultants, attorneys, accountants, advisors, brokers, or representatives, in each case relating to the Shareholder Representative’s conduct as the Shareholder Representative, other than losses, liabilities or expenses resulting from the Shareholder Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative and the Closing and/or any termination of this Agreement. The Shareholder Representative Expenses shall be paid directly by Seller or the Shareholders accordance with their respective Pro Rata Share. The Shareholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Representative in accordance with such advice, the Shareholder Representative shall not be liable to Seller, any Shareholder, or any other Person. In no event shall the Shareholder Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

Section 11.05. Reasonable Reliance. In the performance of its duties hereunder, the Shareholder Representative shall be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by Seller, any Shareholder, or any other party and to assume that any Person purporting to give any notice in accordance with the provisions hereof or sign any document or instrument on behalf of the applicable Seller, Shareholder or other party has been duly authorized to do so.

Section 11.06. Resignation and Removal of Shareholder Representative. The Shareholder Representative may resign at any time by written notice to the other Shareholders and Buyer, and a majority in interest of the Shareholders shall have the right at any time to remove the then-acting Shareholder Representative and to appoint a successor upon the resignation, removal or death of the Shareholder Representative. For all purposes hereunder, a majority in interest of the Shareholders shall be determined on the basis of each Shareholder’s Pro Rata Share as of Closing. Any successor to the Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any interim or successor Shareholder Representative. Except as provided in this Section 11.06, the appointment of the Shareholder Representative hereunder is irrevocable and any action taken by the Shareholder Representative pursuant to the authority granted in this Article XI shall be effective and absolutely binding as the action of the Shareholder Representative under this Agreement.

Section 11.07. Expenses of Shareholder Representative. The Shareholder Representative’s reasonable out of pocket costs and any of the Shareholder Representative Expenses will be paid by Seller or Shareholders accordance with their respective Pro Rata Share.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above in their individual capacities or by their respective officers thereunto duly authorized, as the case may be.

PACIFIC FOODS OF OREGON, INC.

By:	/s/ Charles W. Eggert
Name:	Charles W. Eggert
Title:	President
Address: 19480 SW 97th Ave, Tualatin, OR 97062

PFO SHAREHOLDERS CORP.

By:	/s/ Charles W. Eggert
Name:	Charles W. Eggert
Title:	President
Address: 19480 SW 97th Ave, Tualatin, OR 97062

/s/ Charles W. Eggert
Name:	CHARLES W. EGGERT
Address:	7100 SW Labor Road, Portland, OR 97225

/s/ Louanna Eggert
Name:	LOUANNA EGGERT
Address: 7100 SW Labor Road, Portland, OR 97225

/s/ Christopher Eggert
Name:	CHRISTOPHER EGGERT
Address: 7035 SW Brenne Lane, Portland, OR 97225

/s/ Charles E. Eggert
Name:	CHARLES E. EGGERT
Address: 23355 Butteville Road NE, Aurora, OR 97002

Signature Page to Stock Purchase Agreement

/s/ Meredith Eggert
Name: MEREDITH EGGERT
Address: 14654 SW 153rd Ave, Tigard, OR 97224

/s/ Patrick Eggert
Name: PATRICK EGGERT
Address: 4120 SW Altadena Ave, Portland, OR 97239

/s/ Jonathan C. Gehrs
Name: JONATHAN C. GEHRS
Address: 13710 SW Charleston Lane, Tigard, OR 97224

/s/ Kaye N. Barnes
Name: KAYE N. BARNES
Address: 16869 65th Ave, #200, Lake Oswego, OR 97035

/s/ Ted L. Ottmar
Name: TED L. OTTMAR
Address: 11845 SW Bruce Dr., Beaverton, OR 97008

/s/ Terri L. Weaver
Name: TERRI L. WEAVER
Address: 24220 SW Old Hwy 99, Sherwood, OR 97140

CHARLES W. EGGERT, AS SHAREHOLDER
REPRESENTATIVE

/s/ Charles W. Eggert
By: Charles W. Eggert
Address: 7100 SW Labor Road, Portland, OR 97225

Signature Page to Stock Purchase Agreement

CAMPBELL INVESTMENT COMPANY

By:	/s/ Raymond E. Liguori
Name:	Raymond E. Liguori
Title:	Vice President of Corporate Development
Address: One Campbell Place, Camden, NJ 08103-1799

Signature Page to Stock Purchase Agreement